EXHIBIT 99.2

Management’s Discussion and Analysis of
Financial Condition and Results of Operation

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this report Cinergy (which includes Cinergy Corp. and all of our regulated and non-regulated subsidiaries) is, at times, referred to in the first person as “we”, “our”, or “us”.

The following discussion should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this report.  The results discussed below are not necessarily indicative of the results to be expected in any future periods.

INTRODUCTION

In Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), we explain our general operating environment, as well as our liquidity, capital resources, and results of operations.  Specifically, we discuss the following:

•                  factors affecting current and future operations;

•                  what our expenditures for construction and other commitments were during 2002, and what we expect them to be in 2003-2007;

•                  potential sources of cash for future capital expenditures;

•                  why revenues and expenses changed from period to period; and

•                  how the above items affect our overall financial condition.

LIQUIDITY AND CAPITAL RESOURCES

COMPARATIVE CASH FLOW ANALYSIS

Cinergy

At December 31, 2002, Cinergy’s consolidated cash and cash equivalents totaled $221.1 million compared to $111.1 million at December 31, 2001.  This increase was primarily attributable to increases in cash from operating activities and to the proceeds received from the monetization of certain non-core investments.  These increases were partially offset by additional construction expenditures, including our operating companies’ environmental compliance programs, and by additional investments.

The Cincinnati Gas & Electric Company (CG&E)

At December 31, 2002, CG&E’s consolidated cash and cash equivalents totaled $45.3 million compared to $9.1 million at December 31, 2001.  Increased cash from operating activities was largely offset by the payment of common stock dividends, repayments of debt, and additional construction expenditures.

PSI Energy, Inc. (PSI)

At December 31, 2002, PSI’s consolidated cash and cash equivalents totaled $2 million as compared to $1.6 million at December 31, 2001.  Increased cash from operating activities was offset by additional construction expenditures.

The Union Light, Heat and Power Company (ULH&P)

At December 31, 2002, ULH&P’s cash and cash equivalents totaled $3.9 million as compared to $4.1 million at December 31, 2001.  Increased cash from operating activities was offset by construction expenditures and the repayment of short-term debt.

Operating Activities

For each of the years ended December 31, 2002, 2001, and 2000, our cash flows from operating activities were as follows:

Net Cash Provided by (Used in) Operating Activities

	2002	2001	2000
	(in thousands)

Cinergy(1)	$996,199	$717,849	$632,045
CG&E and subsidiaries	653,029	343,118	470,170
PSI	499,047	401,911	343,038
ULH&P	60,707	47,766	49,559

(1)          The results of Cinergy also include amounts related to non-registrants.

The tariff-based gross margins of our operating companies continue to be the principal source of cash from operating activities.  The diversified retail customer mix of residential, commercial, and industrial classes and a commodity mix of gas and electric services provide a reasonably predictable gross cash flow.

For the year ended December 31, 2002, Cinergy’s, CG&E’s, PSI’s, and ULH&P’s net cash provided by operating activities increased, as compared to 2001, primarily due to increases in income after adjusting for increases in non-cash items such as depreciation, favorable working capital fluctuations, and deferred income taxes.   The increase in deferred income taxes, in part, reflects a change in accounting methodology for tax purposes related to capitalized costs, which increased current tax deductions.  Current tax obligations were also reduced by increases in tax credits associated with the production and sale of synthetic fuel.

Cinergy’s net cash provided by operating activities increased for 2001, as compared to 2000, primarily as a result of increased income and a net cash inflow from working capital fluctuations.  CG&E’s net cash provided by operating activities decreased primarily due to working capital fluctuations, offset in part by increased income.  PSI’s cash from operating activities increased primarily due to increased income.

Financing Activities

For each of the years ended December 31, 2002, 2001, and 2000, our cash flows from financing activities were as follows:

Net Cash Provided by (Used in) Financing Activities

	2002	2001	2000
	(in thousands)

Cinergy(1)	$3,225	$867,263	$161,430
CG&E and subsidiaries	(293,445)	16,841	(192,665)
PSI	(43,817)	34,723	(77,955)
ULH&P	(22,026)	(14,678)	(18,006)

(1)          The results of Cinergy also include amounts related to non-registrants.

For the year ended December 31, 2002, Cinergy’s net cash provided by financing activities decreased, as compared to 2001.  This decrease was primarily due to the net proceeds received in 2001 from the issuance of Preferred trust securities and from new debt issuances, which were used to fund the purchase of new peaking generation facilities and environmental compliance expenditures.  The payment of common stock dividends and the repayment of both long- and short-term debt reduced cash proceeds recognized in 2002 from the issuances of common stock and new long-term debt.

CG&E’s, PSI’s, and ULH&P’s net cash used in financing activities increased during 2002, as compared to 2001.  CG&E’s increase reflects a net reduction in debt financing, partially offset by a decrease in dividends paid on common stock.  PSI’s increase primarily reflects the payment of approximately $112 million in common stock dividends in 2002, as compared to 2001, when no common dividends were paid.  ULH&P’s increase primarily reflects the repayment of short-term debt in 2002.

For the year ended December 31, 2001, Cinergy’s, CG&E’s, and PSI’s cash provided by financing activities increased, as compared to 2000.  Cinergy’s increase was primarily due to the net proceeds from the issuance of Preferred trust securities and proceeds from debt issuances to fund the purchase of new generating facilities and environmental compliance expenditures.  CG&E’s increase was primarily a result of increased short-term borrowings offset by an increase in dividends paid on common stock.  PSI’s increase was primarily the result of no dividends paid on common stock in 2001 and the retirement of preferred stock in 2000.

Investing Activities

For each of the years ended December 31, 2002, 2001, and 2000, our cash flows used in investing activities were as follows:

Net Cash Provided by (Used in) Investing Activities

	2002	2001	2000
	(in thousands)

Cinergy(1)	$(889,408)	$(1,567,099)	$(782,340)
CG&E and subsidiaries	(323,322)	(371,522)	(266,422)
PSI	(454,810)	(436,358)	(272,614)
ULH&P	(38,854)	(35,449)	(28,734)

(1)          The results of Cinergy also include amounts related to non-registrants.

For the year ended December 31, 2002, Cinergy’s net cash used in investing activities decreased, as compared to 2001.  This decrease was primarily the result of Cinergy’s 2001 acquisition of peaking generation facilities, increased capital expenditures related to environmental compliance programs, and other non-core investments.  Proceeds from the sale of certain non-core investments in 2002, were offset by expenditures for our operating companies’ capital programs, including ongoing environmental compliance, additional investments in cogeneration projects, and capital expenditures related to the purchase of a synthetic fuel production facility.

CG&E’s, PSI’s, and ULH&P’s net cash used in investing activities was comparable to 2001, reflecting ongoing construction expenditures.

Cinergy’s, CG&E’s, PSI’s, and ULH&P’s net cash used in investing activities increased in 2001, as compared to 2000, as a result of an increase in capital expenditures related to environmental compliance projects.  Cinergy’s increase also reflects the acquisition of additional peaking generation facilities.

Capital Requirements

Actual construction and other committed expenditures (including capitalized financing costs) for 2002 and forecasted construction and other committed expenditures for the year 2003 and for the five-year period 2003-2007 (in nominal dollars) are presented in the table below:

Capital and Investment Expenditures

	Actual 2002	Forecasted
		2003	2003-2007
	(in millions)

Cinergy(1)	$988	$759	$3,102
CG&E and subsidiaries	324	326	1,477
PSI(2)	467	367	1,369
ULH&P	40	43	242

(1)          The results of Cinergy also include amounts related to non-registrants.

(2)          Excludes intercompany purchase of peaking plants from non-regulated affiliates.

This forecast includes an estimate of expenditures in accordance with the companies’ plans regarding Nitrogen Oxide (NOX) emission control standards and other environmental compliance (excluding implementation of the tentative United States (U.S.) Environmental Protection Agency (EPA) Agreement), as discussed in Note 11(f) of “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data”.  In 2002, we spent $259 million for NOX and other environmental compliance projects.  Forecasted expenditures for NOX and other environmental compliance projects (in nominal dollars) are approximately $200 million for 2003 and $440 million for the 2003-2007 period.  All forecasted amounts and the underlying assumptions are subject to risks and uncertainties as disclosed in “Cautionary Statements Regarding Forward-Looking Information”.

Environmental Commitment and Contingency Issues

EPA Agreement

On December 21, 2000, Cinergy, CG&E, and PSI reached an agreement in principle with the United States, three northeast states, and two environmental groups for a negotiated resolution of Clean Air Act (CAA) Amendments claims and other related matters brought against coal-fired power plants owned and operated by Cinergy’s operating companies.  The estimated cost for capital expenditures associated with this settlement is expected to be approximately $700 million.  These capital expenditures are in addition to ongoing efforts to maintain and enhance emissions control equipment at our power plants.  See Note 11(f) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for a discussion of the agreement in principle and related environmental issues.

Manufactured Gas Plant (MGP) Sites

In November 1998, PSI entered into a Site Participation and Cost Sharing Agreement with Northern Indiana Public Service Company and Indiana Gas Company, Inc. related to contamination at MGP sites, which PSI or its predecessors previously owned.  Until investigation and remediation activities have been completed on the sites, we are unable to reasonably estimate the total cost and impact on our financial position or results of operations.  In relation to the MGP claims, PSI also filed suit against its general liability insurance carriers.  Subsequently, PSI sought a declaratory judgment to obligate its insurance carriers to (1) defend MGP claims against PSI, or (2) pay PSI’s costs of defense and compensate PSI for its costs of investigating, preventing, mitigating, and remediating damage to property and paying claims related to MGP sites.  At the present time, PSI cannot predict the outcome of this litigation.  See Note 11(g) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for further information on MGP Sites.

Ambient Air Standards

In 1997, the EPA revised the National Ambient Air Quality Standards (NAAQS) for ozone and fine particulate matter.  State ozone non-attainment area designations are due to the EPA in April 2003.  Fine particulate non-attainment designations are expected in the 2004-2006 timeframe.  Fine particulate matter refers to very small solid or liquid particles in the air.  Following identification of non-attainment areas, each individual state will identify the sources of emissions and develop emission reduction plans.  These plans may be state-specific or regional in scope.  Under the CAA, individual states have up to 12 years from the date of designation to secure emissions reductions from sources contributing to the problem.

Cinergy may face further reductions of NOX, sulfur dioxide (SO2), and particulate emissions due to the implementation of the fine particulate matter and 8-hour ozone NAAQS as required by the EPA.  However, we cannot predict the exact amount and timing of these reductions at this time.  Nonetheless, Cinergy expects that compliance costs with these new standards will be significant.

Regional Haze

The EPA published the final regional haze rule on July 1, 1999.  This rule established planning and emission reduction timelines for states to use to improve visibility in national parks throughout the U.S.  The ultimate effect of the new regional haze rule could be requirements for (1) newer and cleaner technologies and additional controls on particulates emissions, and (2) reductions in SO2 and NOX emissions from utility sources.  If more utility emissions reductions are required, the compliance cost could be significant.  In August 1999, several industry groups (some of which we are a member) filed a challenge to the regional haze rules with the U.S. Circuit Court of Appeals for the District of Columbia (Court of Appeals).  On May 24, 2002, the Court of Appeals set aside a portion of the EPA’s rule, holding that the rule improperly forced states to require emissions controls without adequate consideration of an individual source’s impact on visibility impairment.  We currently cannot predict the timing or outcome of the EPA’s response to the Court of Appeals’ ruling.

In July 2001, the EPA proposed guidance to implement portions of the regional haze rule.  This guidance recommends that states require widespread installation of scrubbers to reduce SO2 emissions.  We currently cannot determine whether or how the EPA will modify the scope of this guidance, or whether the states in which we operate will adopt the EPA’s proposed guidance.

Global Climate Change

In December 1997, delegates to the United Nations’ climate summit in Japan adopted an agreement, the Kyoto Protocol (Protocol), to address global warming.  The Protocol establishes legally binding greenhouse gas emission (man-made pollutants thought to be artificially warming the earth’s atmosphere) targets for developed nations.  On November 12, 1998, the U.S. signed the Protocol; however, it will not be effective in the U.S. until it is approved by a two-thirds vote of the U.S. Senate, which we currently believe is unlikely, as the current Administration is opposed to the Protocol and has not submitted it to the Senate for ratification.

A total of 108 nations, including the European Union, Japan, and Canada have ratified the Protocol.  If the Protocol goes into effect, Cinergy does not anticipate that its operations will be impacted so long as the U.S. remains outside the Protocol agreement.  In addition, there are still major uncertainties concerning the Protocol including how the Protocol will be implemented, the level and timing of greenhouse gas emissions reductions, the extent to which greenhouse gas trading would be allowed, and whether companies would be allowed to comply with emission reduction requirements through agricultural, geologic, or oceanic sequestration, or through projects in the U.S. and abroad to reduce other greenhouse gas emissions (such as methane).  Because of these uncertainties, Cinergy cannot, at this time, identify specific impacts of the Protocol on its operations, even if the U.S. should change its course and ratify the Protocol.

In February 2002, the Bush Administration announced a voluntary global climate change initiative that calls for industries to undertake voluntary activities to reduce the intensity of greenhouse gas emissions.  The Bush Administration initiative also called for increased funding of scientific research and for increased research and development.  In response to President Bush’s call for industries to take voluntary actions, Cinergy signed a commitment with the EPA to participate in its Climate Leaders program.  As a participant, Cinergy is committed to conducting an annual inventory of its corporate greenhouse gas emissions, to developing a greenhouse gas emission reduction goal, and to reporting annually on its corporate-wide greenhouse gas emissions and its progress toward achieving its greenhouse gas reduction goal.

Our plan for managing the potential risk and uncertainty of regulations relating to climate change includes the following:

•                  implementing cost-effective greenhouse gas emission reduction and offsetting activities;

•                  funding research of more efficient and alternative electric generating technologies;

•                  funding research to better understand the causes and consequences of climate change;

•                  encouraging a global discussion of the issues and how best to manage them; and

•                  advocating comprehensive legislation for fossil-fired power plants.

Air Toxics Regulation

On December 14, 2000, the EPA made a determination that additional regulation of mercury emissions from coal-fired power plants was appropriate.  It is currently developing a Maximum Achievable Control Technology (MACT) standard for mercury.  Although the issue is highly uncertain, there is some possibility that the EPA may also seek to establish MACT standards for other pollutants such as acid gases, metals, and organics.  The EPA is expected to issue draft regulations in December 2003, and final rules by December 2004, with reductions required as soon as December 2007.  We currently cannot predict the outcome or costs relating to the EPA’s determination and subsequent regulation.

At this time, Cinergy cannot predict the exact mercury target that the EPA will finalize nor the specific compliance timing.  In addition, the form of the standard and the availability of flexibility mechanisms is also not yet known.  Nonetheless, Cinergy has analyzed various mercury MACT regulatory scenarios and has initially estimated total capital compliance costs of between $500 million and $700 million for mercury emissions control equipment.  This range corresponds to an emissions reduction target between 50 percent and 90 percent per power plant.

Asbestos Claims Litigation

CG&E and PSI have been named in lawsuits related to Asbestos at their electric generating stations.  In these lawsuits, plaintiffs claim to have been exposed to Asbestos containing products in the course of their work at the CG&E and PSI generating stations.  The plaintiffs further claim that, as the property owner of the generating stations, CG&E and PSI should be held liable for their injuries and illnesses based on an alleged duty to warn and protect them from any Asbestos exposure.  A majority of the lawsuits to date have been brought against PSI.  The impact on CG&E’s and PSI’s financial position or results of operations of these cases to date has not been material.  See Note 11(h) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for a discussion of Asbestos claims and related cases.

Pensions

Cinergy maintains qualified defined benefit pension plans covering substantially all U.S. employees meeting certain minimum age and service requirements.  Plan assets consist of investments in equity and fixed income securities.  Funding for the qualified defined benefit pension plans is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended.  Due to the decline in market value of the investment portfolio over the last few years, assets held in trust to satisfy plan obligations have decreased.  Additionally, recent decreases in long-term interest rates have the effect of increasing the measured liability for funding purposes.  As a result of these events, future funding obligations could increase substantially.  Based on preliminary estimates, we expect to fund approximately $33 million for the calendar year 2003.  Contributions for the calendar year 2002 were $4 million.

Other Investing Activities

Our ability to invest in growth initiatives is limited by certain legal and regulatory requirements, including the Public Utility Holding Company Act of 1935, as amended (PUHCA).  The PUHCA limits the types of non-utility businesses in which Cinergy and other registered holding companies under PUHCA can invest as well as the amount of capital that can be invested in permissible non-utility businesses.  Also, the timing and amount of investments in the non-utility businesses is dependent on the development and favorable evaluations of opportunities.  Under the PUHCA restrictions, we are allowed to invest or commit to invest in certain non-utility businesses, including:

1.               Exempt Wholesale Generators (EWG) and Foreign Utility Companies (FUCO)

An EWG is an entity, certified by the Federal Energy Regulatory Commission (FERC), devoted exclusively to owning and/or operating, and selling power from one or more electric generating facilities.  An EWG whose generating facilities are located in the U.S. is limited to making only wholesale sales of electricity.

A FUCO is a company all of whose utility assets and operations are located outside the U.S. and which are used for the generation, transmission, or distribution of electric energy for sale at retail or wholesale, or the distribution of gas at retail.  A FUCO may not derive any income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale or the distribution of gas at retail within the U.S.  An entity claiming status as a FUCO must provide notification thereof to the Securities and Exchange Commission (SEC) under PUHCA.

In May 2001, the SEC issued an order under PUHCA authorizing Cinergy to invest (including by way of guarantees) an aggregate amount in EWGs and FUCOs equal to the sum of (1) our average consolidated retained earnings from time to time plus (2) $2 billion.  As of December 31, 2002, we had invested or committed to invest $1.2 billion in EWGs and FUCOs, leaving available investment capacity under the May 2001 order of $2.1 billion.

2.               Qualifying Facilities and Energy-Related Non-utility Entities

SEC regulations under the PUHCA permit Cinergy and other registered holding companies to invest and/or guarantee an amount equal to 15 percent of consolidated capitalization (consolidated capitalization is the sum of Notes payable and other short-term obligations, Long-term debt (including amounts due within one year), Preferred Trust Securities, Cumulative Preferred Stock of Subsidiaries, and total Common Stock Equity) in domestic qualifying cogeneration and small power production plants (qualifying facilities) and certain other domestic energy-related non-utility entities.  At December 31, 2002, we had invested and/or guaranteed approximately $0.7 billion of the $1.3 billion available.

Contractual Cash Obligations

The following table presents Cinergy’s, CG&E’s, PSI’s, and ULH&P’s significant contractual cash obligations:

	Payments Due
Contractual Cash Obligations	2003	2004	2005		2006	2007	There- after		Total
	(in millions)

Cinergy(1)
Notes payable and other short-term obligations	$521	$—	$—		$—	$—	$147	(2)	$668
Lease obligations	47	37	30		26	23	74		237
Long-term debt (including amounts due within one year)	191	815	204	(3)(4)	335	374	2,351		4,270
Preferred trust securities	7	8	2		—	316	—		333
Fuel purchase contracts	562	510	455		502	293	1,523		3,845
Power purchase contracts(5)	2,313	577	254		148	88	246		3,626
Total Cinergy	$3,641	$1,947	$945		$1,011	$1,094	$4,341		$12,979

CG&E and subsidiaries
Notes payable and other short-term obligations(6)	$—	$—	$—		$—	$—	$112	(2)	$112
Lease obligations	11	9	9		9	8	25		71
Long-term debt (including amounts due within one year)	120	110	150	(4)	—	100	1,212		1,692
Fuel purchase contracts	208	175	135		191	—	—		709
Power purchase contracts(5)	2,059	374	134		62	27	21		2,677
Total CG&E and subsidiaries	$2,398	$668	$428		$262	$135	$1,370		$5,261

PSI
Notes payable and other short-term obligations(6)	$138	$—	$—		$—	$—	$35	(2)	$173
Lease obligations	11	10	9		9	8	28		75
Long-term debt (including amounts due within one year)	56	2	51	(3)	328	267	676		1,380
Fuel purchase contracts	354	335	320		311	293	1,523		3,136
Power purchase contracts(5)	215	163	79		47	20	21		545
Total PSI	$774	$510	$459		$695	$588	$2,283		$5,309

ULH&P
Notes payable and other short-term obligations(6)	$14	$—	$—		$—	$—	$—		$14
Lease obligations	—	—	1		1	1	3		6
Long-term debt (including due within one year)	20	—	—		—	—	55		75
Total ULH&P	$34	$—	$1		$1	$1	$58		$95

(1)          Includes amounts for non-registrants.

(2)          Includes Variable Rate Pollution Control Notes depicted according to scheduled maturities, which the holders have the right to have redeemed on any business day, with the remainder being redeemable annually.  See Variable Rate Pollution Control Notes below.

(3)          Includes 6.50% Debentures due August 1, 2026, reflected as maturing in 2005, as the interest rate resets on August 1, 2005.

(4)          Includes 6.90% Debentures due June 1, 2025, reflected as maturing in 2005, as the debentures are putable to CG&E at the option of the holders on June 1, 2005.

(5)          Firm commitments are disclosed on a gross basis and are not netted against firm sales with like counterparties for purposes of this disclosure.

(6)          Includes net Money Pool borrowings.

Guarantees

We are subject to an SEC order under the PUHCA, which limits the amounts Cinergy Corp. can have outstanding under guarantees at any one time to $2 billion.  As of December 31, 2002, we had $526 million outstanding under the guarantees issued, of which approximately 88 percent represents guarantees of obligations reflected on Cinergy’s Consolidated Balance Sheets.  The amount outstanding represents Cinergy Corp.’s guarantees of liabilities and commitments of its consolidated subsidiaries, unconsolidated subsidiaries, and joint ventures.  See Note 11(b) of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data” for a discussion of guarantees in accordance with Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45).  FIN 45 requires disclosure of maximum potential liabilities for guarantees issued on behalf of unconsolidated subsidiaries and joint ventures and under indemnification clauses in various contracts.  The FIN 45 disclosure is different from the PUHCA restrictions in that it requires a calculation of maximum potential liability, rather than actual amounts outstanding; it excludes guarantees issued on behalf of consolidated subsidiaries; and it includes potential liabilities under indemnification clauses.

Collateral Requirements

Cinergy has certain contracts in place, primarily with trading counterparties, that require the issuance of collateral in the event our debt ratings are downgraded below investment grade.  Based upon our December 31, 2002 trading portfolio, if such an event were to occur, Cinergy would be required to issue up to approximately $69 million in collateral related to its gas and power trading operations.

Capital Resources

Cinergy meets current and future capital requirements through:

•                  internally generated funds;

•                  cash and cash equivalents on hand ($221 million as of December 31, 2002);

•                  issuance of debt and equity securities;

•                  bank financing under new and existing facilities; and

•                  monetization of assets.

Cinergy believes that it has adequate financial resources to meet its future needs.

Notes Payable and Other Short-term Obligations

We are required to secure authority to issue short-term debt from the SEC under the PUHCA and the state utility commission of Ohio.  The SEC under the PUHCA regulates the issuance of short-term debt by Cinergy Corp., PSI, and ULH&P.  The Public Utilities Commission of Ohio (PUCO) has regulatory jurisdiction over the issuance of short-term debt by CG&E.

	Short-term Regulatory Authority December 31, 2002
	(millions)

	Authority		Outstanding
Cinergy Corp.	$5,000	(1)	$498
CG&E and subsidiaries	671		9
PSI	600		138
ULH&P	65		14

(1)          Cinergy Corp., under the PUHCA, was granted approval to increase total capitalization (which excludes retained earnings and accumulated other comprehensive income (loss)) by $5 billion.  Outside this requirement, Cinergy Corp. is not subject to specific regulatory debt authorizations.

For the purposes of quantifying regulatory authority, short-term debt includes revolving credit borrowings, uncommitted credit line borrowings, inter-company money pool obligations, and commercial paper.

Cinergy Corp.’s short-term borrowing consists primarily of unsecured revolving lines of credit and the sale of commercial paper.  Cinergy Corp.’s $1 billion credit facilities and $800 million commercial paper program also support the short-term borrowing needs of CG&E and PSI.  In addition, Cinergy, CG&E, and PSI maintain uncommitted lines of credit.  These facilities are not firm sources of capital but rather informal agreements to lend money, subject to availability with pricing determined at the time of advance.  A summary of outstanding short-term borrowings for Cinergy, CG&E, PSI, and ULH&P, including variable rate pollution control bonds is as follows:

	Short-term Borrowings December 31, 2002
	Established Lines	Outstanding	Unused	Standby Liquidity(3)	Available Revolving Lines of Credit
	(millions)

Cinergy
Cinergy Corp.
Revolving lines	$1,000	$25	$975	$481	$494
Uncommitted lines(1)	65	—	65
Commercial paper(2)	800	473	327

Operating companies
Uncommitted lines(1)	75	—	75
Pollution control notes		147

Non-regulated subsidiaries
Revolving lines	7	1	6		6
Short-term debt	22	22	—

Cinergy Total		$668			$500

CG&E and subsidiaries
Uncommitted lines(1)	$15	$—	$15
Pollution control notes		112
Money pool		9

CG&E Total		$121

PSI
Uncommitted lines(1)	$60	$—	$60
Pollution control notes		35
Money pool		138

PSI Total		$173

ULH&P
Money pool		$14

ULH&P Total		$14

(1)          Outstanding amounts may be greater than established lines as uncommitted lenders are, at times, willing to loan funds in excess of the established lines.

(2)          The commercial paper program is supported by Cinergy Corp.’s revolving lines.

(3)          Standby liquidity is reserved against the revolving lines to support the commercial paper program and outstanding letters of credit (currently $473 million and $8 million, respectively).

At December 31, 2002, Cinergy Corp. had $494 million remaining unused and available capacity relating to its $1 billion revolving credit facilities.  These revolving credit facilities include the following:

Credit Facility	Expiration	Established Lines	Outstanding and Committed	Unused and Available
			(in millions)

364-day senior revolving(1)	April 2003
Direct borrowing		$	$—	$
Commercial paper support			473

Total 364-day facility		600	473	127

Three-year senior revolving	May 2004
Direct borrowing			25
Commercial paper support			—
Letter of Credit support			8

Total three-year facility		400	33	367

Total credit facilities		$1,000	$506	$494

(1)          Cinergy Corp. has historically followed the practice of renewing its 364-day facility upon expiration.

In our credit facilities, Cinergy Corp. has covenanted to maintain:

•                  a consolidated net worth of $2 billion; and

•                  a ratio of consolidated indebtedness to consolidated total capitalization not in excess of 65 percent.

A breach of these covenants could result in the termination of the credit facilities and the acceleration of the related indebtedness.  In addition to breaches of covenants, certain other events that could result in the termination of available credit and acceleration of the related indebtedness include:

•                  bankruptcy;

•                  defaults in the payment of other indebtedness; and

•                  judgments against the company that are not paid or insured.

The latter two events, however, are subject to dollar-based materiality thresholds.

Variable Rate Pollution Control Notes

CG&E and PSI have issued certain variable rate pollution control notes (tax-exempt notes obtained to finance equipment or land development for pollution control purposes).  Because the holders of these notes have the right to have their notes redeemed on a daily, monthly, or annual basis, they are reflected in Notes payable and other short-term obligations on the Balance Sheets for Cinergy, CG&E, and PSI.  In October 2002, CG&E and PSI redeemed $84 million and $47.6 million, respectively, of variable rate pollution control notes.  At December 31, 2002, CG&E had $112 million and PSI had $35 million outstanding in variable rate pollution control notes, classified as short-term debt.  Any short-term pollution control note borrowings outstanding do not reduce the unused and available short-term debt regulatory authority of CG&E, PSI, and ULH&P.  See Notes 4 and 5 of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data” for additional information regarding pollution control notes.

Money Pool

Cinergy Corp., Cinergy Services, Inc. (Services), and our operating companies participate in a money pool arrangement to better manage cash and working capital requirements.  Under this arrangement, those companies with surplus short-term funds provide short-term loans to affiliates (other than Cinergy Corp.) participating under this arrangement.  This surplus cash may be from internal or external sources.  The amounts outstanding under this money pool arrangement are shown as a component of Notes receivable from affiliated companies and/or Notes payable to affiliated companies on the Balance Sheets of CG&E, PSI, and ULH&P.  Any money pool borrowings outstanding reduce the unused and available short-term debt regulatory authority of CG&E, PSI, and ULH&P.

Operating Leases

We have entered into operating lease agreements for various facilities and properties such as computer, communication and transportation equipment, and office space.  See Note 7(a) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information regarding operating leases.

Capital Leases

Our operating companies are able to enter into capital leases subject to the authorization limitations of the applicable state utility commissions.  New financing authority is subject to the approval of the respective commissions.  In May 2002, ULH&P received approval from the Kentucky Public Service Commission (KPSC) to enter into an additional $25 million of capital lease obligations for the period ending December 31, 2004.  In June 2002, PSI received approval from the Indiana Utility Regulatory Commission (IURC) to enter into an additional $100 million of capital lease obligations for the period ending December 31, 2003.  In December 2002, CG&E received approval from the PUCO to enter into an additional $74 million of capital lease obligations for the period ending December 31, 2003.  See Note 7(b) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information regarding capital leases.

Long-term Debt

A summary of our long-term debt authorizations at December 31, 2002, is as follows:

	Authorized	Used	Available
		(in millions)

Cinergy Corp.
PUHCA total capitalization(1)	$5,000	$1,750	$3,250

CG&E
State Public Utility Commission	500	500	—

PSI
State Public Utility Commission	500	48	452

ULH&P
State Public Utility Commission	75	—	75

(1)          Cinergy Corp., under PUHCA, was granted approval to increase total capitalization (which excludes retained earnings and accumulated other comprehensive income (loss)) by $5 billion.  Outside this requirement, Cinergy Corp. is not subject to specific regulatory debt authorizations.

We are required to secure authority to issue long-term debt from the SEC under the PUHCA and the state utility commissions of Ohio, Kentucky, and Indiana.  The SEC under the PUHCA regulates the issuance of long-term debt by Cinergy Corp.  The respective state utility commissions regulate the issuance of long-term debt by our operating companies.  In June 2000, the SEC issued an order under the PUHCA authorizing Cinergy Corp., over a five-year period expiring in June 2005, to increase its total capitalization based on a balance at December 31, 1999 (excluding retained earnings and accumulated other comprehensive income (loss)) by an additional $5 billion, through the issuance of any combination of equity and debt securities.  This increased authorization is subject to certain conditions, including, among others, that common equity comprises at least 30 percent of Cinergy Corp.’s consolidated capital structure and that Cinergy Corp., under certain circumstances, maintains an investment grade rating on its senior debt obligations.

In July 2002, CG&E filed a shelf registration statement with the SEC for the issuance of up to $700 million in any combination of unsecured debt securities, first mortgage bonds, or preferred stock.  This shelf registration statement became effective in September 2002, and CG&E subsequently sold $500 million of senior unsecured debentures thereby reducing the standby capacity of its shelf registration statement with the SEC to $200 million.  PSI maintains shelf registration statements with the SEC with authority remaining to issue $400 million in unsecured debentures, $205 million first in mortgage bonds, and $40 million in preferred stock.  ULH&P may issue up to $30 million in secured or unsecured debt securities and up to $20 million in first mortgage bonds.

On January 15, 2003, Cinergy Corp. filed a shelf registration statement with the SEC with respect to the issuance of common stock, preferred stock, and other securities including senior unsecured debt securities in an aggregate offering amount of $750 million.  This registration statement became effective in January 2003, and on February 5, 2003, Cinergy sold $175 million of Cinergy Corp. common stock.

In February 2003, both CG&E and PSI filed shelf registration statements with the SEC for the issuance of unsecured debt securities, first mortgage bonds, or preferred stock.  These filings will increase the available amounts for these securities under the SEC shelf registration statements by $300 million and $55 million for CG&E and PSI, respectively.

CG&E, PSI, and ULH&P are also subject to the various state public utility commissions for authority to issue securities.  In December 2002, CG&E filed an application with the PUCO seeking authorization to issue secured and unsecured debt securities in any combination up to an aggregate amount of $500 million for the period ending December 31, 2003.  In January 2003, the PUCO granted this request.

In October 2002, PSI filed a petition with the IURC for the purpose of securing authorization and approval to issue promissory notes to Cinergy Corp. for the acquisition of the Butler County, Ohio and Henry County, Indiana peaking plants.  On January 22, 2003, the IURC granted this request, and on February 5, 2003, PSI issued the notes.

Off-Balance Sheet Financing

Cinergy uses special-purpose entities (SPE) from time to time to facilitate financing of various projects.  SPEs are entities often created for a single specified purpose, for example, to facilitate securitization, leasing, hedging, research and development, and reinsurance, or other transactions or arrangements.  Due to our lack of control of these entities, a substantive investment by unrelated parties, and various other criteria, Cinergy does not consolidate these SPEs.  The Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities (Interpretation 46) in January 2003.  This interpretation will significantly change the consolidation requirements for SPEs and may impact certain of our SPEs.  Refer to “Accounting Changes” in “Results of Operations - Future” for further information.

The following describes our major off-balance sheet financings excluding the investments Cinergy holds in various unconsolidated subsidiaries which are accounted for under the equity method (see Note 1(b) of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data”).  Cinergy Corp. has guaranteed approximately $8 million of the debt of these entities.

(i)                    Power Sales

Cinergy Capital & Trading, Inc. (Capital & Trading) is a 10 percent owner of two SPEs that were created to facilitate power sales to Central Maine Power (Central Maine).  The SPEs raised capital to purchase Central Maine’s existing power supply contracts from two independent power producers.  The SPEs restructured the terms of the agreements, resulting in power sales contracts for approximately 45 MW, ending in 2009, and 35 MW, ending in 2016.  Since the SPEs have no generation sources, power purchase agreements were entered into with Capital & Trading with near equivalent terms.  The total debt outstanding at December 31, 2002, within these two SPEs is approximately $233 million.  This debt is non-recourse to Cinergy and Capital & Trading in the event of non-performance by Central Maine.  A portion of the cash flows received by the SPEs from Central Maine is reserved to pay the interest and principal on the debt.

Capital & Trading provides various services, including certain credit support facilities.  The maximum exposure under the capped credit facilities is approximately $25 million.  There is a non-capped facility, but it can only be called upon in the event the SPE breaches representations, violates covenants, or other unlikely events.

Capital & Trading accounts for its 10 percent interest in both SPEs under the equity method of accounting.

(ii)                Leasing

Cinergy had an arrangement with an SPE that had contracted to buy several combustion turbines from an unrelated party.  Cinergy entered this arrangement with the intention of leasing these turbines after construction.  In the second quarter of 2002, Cinergy exercised its option to purchase the contractual rights to two of the turbines and subsequently sold those rights to third parties.  Cinergy recognized a loss of approximately $7 million on this sale.  The rights to the remaining turbines remained with the SPE.

In the fourth quarter of 2002, Cinergy decided not to pursue the leasing arrangement with the SPE.  We incurred a charge of approximately $14 million for the cancellation of the leasing arrangement.

(iii)            Sales of Accounts Receivable

In February 2002, CG&E, PSI, and ULH&P replaced their existing agreement to sell certain of their accounts receivable and related collections.  Cinergy Corp. formed Cinergy Receivables Company, LLC (Cinergy Receivables) to purchase, on a revolving basis, nearly all of the retail accounts receivable and related collections of CG&E, PSI, and ULH&P.  Cinergy Corp. does not consolidate Cinergy Receivables since it meets the requirements to be accounted for as a qualifying SPE.  The sales of receivables are accounted for under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (Statement 140).  For a more detailed discussion of our sales of accounts receivable, see Note 6 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data”.

Securities Ratings

As of January 31, 2003, the major credit ratings agencies rated our securities as follows:

	Fitch(1)	Moody’s(2)	S&P(3)

Cinergy Corp.
Corporate Credit	BBB+	Baa2	BBB+
Senior Unsecured Debt	BBB+	Baa2	BBB
Commercial Paper	F-2	P-2	A-2
Preferred Trust Securities	BBB+	Baa2	BBB

CG&E
Senior Secured Debt	A-	A3	A-
Senior Unsecured Debt	BBB+	Baa1	BBB
Junior Unsecured Debt	BBB	Baa2	BBB-
Preferred Stock	BBB	Baa3	BBB-
Commercial Paper	F-2	P-2	Not Rated

PSI
Senior Secured Debt	A-	A3	A-
Senior Unsecured Debt	BBB+	Baa1	BBB
Junior Unsecured Debt	BBB	Baa2	BBB-
Preferred Stock	BBB	Baa3	BBB-
Commercial Paper	F-2	P-2	Not Rated

ULH&P
Senior Unsecured Debt	Not Rated	Baa1	BBB

(1)          Fitch IBCA (Fitch)

(2)          Moody’s Investors Service (Moody’s)

(3)          Standard & Poor’s Ratings Services (S&P)

The lowest investment grade credit rating for Fitch is BBB-, Moody’s is Baa3, and S&P is BBB-.

In April 2002, Moody’s affirmed the credit ratings of Cinergy Corp. and its operating subsidiaries, CG&E and PSI.  Moody’s also removed Cinergy Corp. from review for possible downgrade, and assigned stable outlooks to the debt and preferred stock of Cinergy Corp. and all of its operating subsidiaries.

In June 2002, S&P affirmed Cinergy Corp.’s corporate credit rating, the rating of the company’s commercial paper program, and the secured debt ratings of CG&E and PSI, while lowering the credit ratings on other issuances.  S&P removed all of the Cinergy Corp., CG&E, and PSI ratings from CreditWatch with negative implications and assigned a stable outlook.

Also in June 2002, Fitch affirmed the credit ratings of Cinergy Corp.  Fitch also changed the rating outlook on these securities from negative to stable and affirmed the ratings of CG&E and PSI.

These securities ratings may be revised or withdrawn at any time, and each rating should be evaluated independently of any other rating.

Equity Securities

Under the SEC’s June 2000 Order, Cinergy Corp. is permitted to increase its total capitalization by $5 billion (as previously discussed).  The proceeds from any new issuances will be used for general corporate purposes.

In November 2001, Cinergy Corp. chose to reinstitute the practice of issuing new Cinergy Corp. common shares to meet its obligations under the various employee stock plans and the Cinergy Corp. Direct Stock Purchase and Dividend Reinvestment Plan.  This replaces the previous practice of purchasing open market shares to fulfill plan obligations.  See Note 2(a) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information on issued shares.

In December 2001, under an existing registration statement, Cinergy Corp. issued approximately $316 million notional amount of combined securities (Income PRIDES), a component of which is stock purchase contracts.  These contracts obligate the holder to purchase common shares of Cinergy Corp. in, and/or before, February 2005.  See Note 2(e) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information regarding the stock purchase contracts.

In February 2002, Cinergy Corp. issued 6.5 million shares of common stock with net proceeds of approximately $200 million.

In July 2002, Cinergy implemented a policy that prohibits executive officers and directors from selling shares of Cinergy Corp. common stock acquired through the exercise of stock options (except to the extent necessary to pay the exercise price and/or any accompanying tax obligation) until 90 days after they leave the company or board.

On January 15, 2003, Cinergy Corp. filed a registration statement with the SEC with respect to the issuance of common stock, preferred stock, and other securities in an aggregate offering amount of $750 million.  On February 5, 2003, Cinergy sold 5.7 million shares of common stock of Cinergy Corp. with net proceeds of approximately $175 million under this registration statement.

Dividend Restrictions

Cinergy Corp.’s ability to pay dividends to holders of its common stock is principally dependent on the ability of CG&E and PSI to pay Cinergy Corp. common dividends.  Cinergy Corp., CG&E, and PSI cannot pay dividends on their common stock if their respective preferred stock dividends or preferred trust dividends are in arrears.  The amount of common stock dividends that each company can pay is also limited by certain capitalization and earnings requirements under CG&E’s and PSI’s credit instruments.  Currently, these requirements do not impact the ability of either company to pay dividends on its common stock.

Other

Where subject to rate regulations, our operating companies have the ability to timely recover certain cash outlays through regulatory mechanisms such as fuel adjustment clause, purchased power tracker (Tracker), gas cost recovery, and construction work in progress (CWIP) ratemaking.  For further discussion see “Electric Industry” and “Gas Industry”.

As opportunities arise, we will continue to monetize certain non-core investments, which would include our international and renewable assets operated by Cinergy Global Resources, Inc. (Global Resources) and other technology investments.

The Results of Operations discussions for Cinergy, CG&E, and PSI are combined within this section.

2002 RESULTS OF OPERATIONS - HISTORICAL

Summary of Results

Electric and gas gross margins and net income for Cinergy, CG&E, and PSI for the years ended December 31, 2002 and 2001 were as follows:

	Cinergy(1)		CG&E and subsidiaries		PSI
	2002	2001	2002	2001	2002	2001
	(in thousands)

Electric gross margin	$2,367,948	$2,222,693	$1,228,005	$1,215,385	$1,083,218	$942,530
Gas gross margin	280,488	258,368	204,534	199,665	—	—
Net income	360,576	442,279	263,696	326,654	214,249	162,333

(1)          The results of Cinergy also include amounts related to non-registrants.

Net income for the year ended December 31, 2002, was $361 million ($2.13 per share on a diluted basis) as compared to $442 million ($2.75 per share on a diluted basis) for the same period last year.  Income before taxes for the period was $558 million compared to $718 million for the prior year.  Increased gross margins were offset by the recognition of costs associated with employee severance programs, charges related to the write-off of certain investments, and higher operating costs.  Increased gross margins were also offset by a cumulative effect of a change in accounting principle related to the implementation of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142).

The explanations below follow the line items on the Statements of Income for Cinergy, CG&E, and PSI.  However, only the line items that varied significantly from prior periods are discussed.

Electric Operating Revenues

	Cinergy(1)			CG&E and subsidiaries			PSI
	2002	2001	% Change	2002	2001	% Change	2002	2001	% Change
	(in millions)

Retail	$2,771	$2,691	3	$1,412	$1,444	(2)	$1,360	$1,247	9
Wholesale	461	542	(15)	150	140	7	211	301	(30)
Transportation	13	3	—	13	3	—	—	—	—
Other	158	80	98	125	64	95	40	26	54
Total	$3,403	$3,316	3	$1,700	$1,651	3	$1,611	$1,574	2

(1)          The results of Cinergy also include amounts related to non-registrants.

Electric operating revenues increased for Cinergy, CG&E, and PSI for the year ended December 31, 2002, as compared to 2001.  Increases in retail sales, including transportation, were partially offset by an overall reduction in wholesale sales.

Retail revenues increased for Cinergy and PSI due to increased megawatt hour (MWh) sales, attributable to weather and increased customer usage.  Also contributing to this increase were changes in rate tariff adjustments associated with demand-side management, Tracker, CWIP, and fuel cost recovery programs.  The cost of fuel for PSI’s retail customers is passed on dollar-for-dollar under the state mandated fuel cost recovery mechanism.  CG&E’s retail revenues were relatively flat for the year ended December 31, 2002, as compared to 2001.  Increased residential sales, primarily attributable to weather, were offset by decreases in revenue from commercial and industrial customers.  This decrease reflects a sluggish economy and the migration of such customers to a transportation-only tariff, in connection with the Ohio electric customer choice program.

Cinergy’s wholesale sales decrease primarily reflects a reduction in the average price per MWh realized on non-firm wholesale transactions related to CG&E’s and PSI’s energy marketing and trading activities.  Non-firm power is power without a guaranteed commitment for physical delivery.  Additionally, CG&E’s increase and PSI’s decrease in wholesale revenues reflect the implementation of the new joint operating agreement effective April 2002 (see “Termination of Operating Agreement” in “Results of Operations - Future”).  In connection with implementation of the new operating agreement, new wholesale sales transactions entered into since April 2002 were originated on behalf of CG&E.

Other Electric operating revenues for Cinergy, CG&E, and PSI increased for the year ended December 31, 2002, as compared to 2001.  Cinergy’s and CG&E’s increase is due primarily to third party coal sales.  Cinergy’s, CG&E’s, and PSI’s increase also reflects transmission revenues associated with the Midwest Independent Transmission System Operator, Inc. (Midwest ISO) which began operations in early 2002.

Gas Operating Revenues

	Cinergy(1)			CG&E and subsidiaries
	2002	2001	% Change	2002	2001	% Change
	(in millions)

Retail	$386	$547	(29)	$386	$547	(29)
Wholesale	154	61	—	—	—	—
Transportation	47	40	18	47	40	18
Other	3	8	(63)	4	9	(56)
Total	$590	$656	(10)	$437	$596	(27)

(1)                                  The results of Cinergy also include amounts related to non-registrants.

Gas operating revenues for Cinergy and CG&E decreased for the year ended December 31, 2002, as compared to 2001.  Increases in wholesale revenues were offset by a reduction in retail sales revenues.  The decrease in retail gas revenues is primarily due to a lower price received per thousand cubic feet (mcf) delivered.  The lower price reflects a substantial decrease in the wholesale gas commodity cost, which is passed directly to retail customers dollar-for-dollar under the gas cost recovery mechanism that is mandated by state law.  Partially offsetting this decrease in retail gas revenues was an increase in CG&E's base rates approved by the PUCO in May 2002 (see "CG&E Gas Rate Case" in "Results of Operations - Future").

Wholesale gas revenues consist almost exclusively of activity within Cinergy Marketing & Trading, LP (Marketing & Trading).  Cinergy reports revenues from energy trading derivative contracts on a net basis, in accordance with the required adoption of Emerging Issues Task Force (EITF) Issue 02-3, Accounting for Contracts Involved in Energy Trading and Risk Management Activities (EITF 02-3).  See Note 20 in the “Notes to Financial Statements” in “Item 1. Financial Information” for additional information.  Wholesale gas revenues for Cinergy increased for the year ended December 31, 2002, as compared to 2001.  Marketing & Trading began engaging in significant storage activities in the second quarter of 2002, resulting in increased revenues, which must be presented on a gross revenue basis.   (Storage activity involves acquiring and storing gas primarily during off-peak periods for withdrawal and sale during periods of higher demand.)

Other Revenues

Other revenues for Cinergy increased for the year ended December 31, 2002, as compared to 2001.  This increase is primarily due to the sale of synthetic fuel, which began in July 2002.

Operating Expenses

	Cinergy(1)			CG&E and subsidiaries			PSI
	2002	2001	% Change	2002	2001	% Change	2002	2001	% Change
	(in millions)

Fuel	$886	$813	9	$410	$332	23	$443	$459	(3)
Purchased and exchanged power	150	281	(47)	62	104	(40)	84	173	(51)
Gas purchased	310	397	(22)	233	397	(41)	—	—	—
Operation and maintenance	1,298	1,013	28	533	442	21	489	413	18
Depreciation	414	374	11	196	187	5	156	149	5
Taxes other than income taxes	263	228	15	198	174	14	57	50	14
Total	$3,321	$3,106	7	$1,632	$1,636	—	$1,229	$1,244	(1)

(1)          The results of Cinergy also include amounts related to non-registrants.

Fuel

Fuel represents the cost of coal, natural gas, and oil that is used to generate electricity.   The following table details the changes to fuel expense from the year ended December 31, 2001, to the year ended December 31, 2002:

	Cinergy(1)	CG&E	PSI
	(in millions)

2001 fuel expense	$813	$332	$459

Increase (Decrease) due to changes in:
Price of fuel	(8)	(22)	14
Deferred fuel cost	(23)	—	(23)
MWh generation	23	30	(7)
Other(2)	81	70	—

2002 fuel expense	$886	$410	$443

(1)          The results of Cinergy also include amounts related to non-registrants.

(2)          Includes costs of third party coal sales through our marketing and trading activities.

Purchased and Exchanged Power

Purchased and exchanged power expense decreased for Cinergy, CG&E, and PSI for the year ended December 31, 2002, as compared to 2001.  Cinergy’s decrease primarily reflects a reduction in the average price paid per MWh as wholesale electric on-peak commodity prices were approximately 23 percent lower on average as compared to 2001.  CG&E’s and PSI’s purchased and exchanged power expense also reflects the implementation of the new joint operating agreement beginning in April 2002, which reduced the amount of intercompany purchases between CG&E and PSI.

Gas Purchased

Gas purchased expense decreased for Cinergy and CG&E for the year ended December 31, 2002, as compared to 2001, primarily due to a decrease in the average cost purchased per mcf for retail customer usage.  Wholesale natural gas commodity spot prices were 16 percent lower on average for the year ended December 31, 2002, as compared to 2001.  CG&E’s wholesale gas commodity cost is passed directly to the retail customer dollar-for-dollar under the gas cost recovery mechanism that is mandated by state law.  Cinergy's decrease in retail Gas purchased expense partially offset by an increase in volumes sold from storage by Marketing & Trading.  Sales of storage gas is reflected as Gas purchased expense as the gas is sold.

Operation and Maintenance

Operation and maintenance expense increased for Cinergy, CG&E, and PSI for the year ended December 31, 2002, as compared to 2001.  Cinergy’s, CG&E’s, and PSI’s increase reflects the recognition of costs associated with employee severance programs, which began in the second quarter of 2002.  Also contributing to this increase were higher transmission costs, increased costs of employee compensation and benefit programs, and expenditures related to process improvement and performance measurement initiatives.  Cinergy’s and PSI’s increase also reflects increased amortization of demand-side management expenditures.  Additionally, Cinergy’s increase includes costs associated with the production of synthetic fuel, beginning in July 2002 and increased operating costs for certain of our non-regulated investments.

Depreciation

Depreciation expense increased for Cinergy, CG&E, and PSI for the year ended December 31, 2002, as compared to 2001.  This increase was primarily attributable to the addition of depreciable plant, including Cinergy’s acquisitions of non-regulated peaking generation in 2001 and a synthetic fuel project in 2002.

Taxes Other Than Income Taxes

Taxes other than income taxes expense increased for Cinergy, CG&E, and PSI for the year ended December 31, 2002, as compared to 2001.  This increase is primarily attributable to increased property taxes.  Cinergy’s and CG&E’s increase also reflects other tax changes associated with deregulation in Ohio.

Equity in Earnings (Losses) of Unconsolidated Subsidiaries

Equity in earnings (losses) of unconsolidated subsidiaries increased for the year ended December 31, 2002, as compared to 2001, primarily due to changes in the market valuation of certain investments and the dissolution and write-off of subsidiaries in 2001.

Miscellaneous - Net

Miscellaneous - net decreased for Cinergy for the year ended December 31, 2002, as compared to 2001, primarily reflecting the write-off of technology investments and costs accrued related to the termination of a contract for the construction of combustion turbines.  Partially offsetting this decrease were net gains realized from the sale of equity investments in certain renewable energy projects.

Interest

Interest expense decreased for Cinergy, CG&E, and PSI for the year ended December 31, 2002, as compared to 2001, primarily as a result of lower interest rates.

Preferred Dividend Requirement of Subsidiary Trust

Preferred dividend requirement of subsidiary trust relates to quarterly payments to be made to holders of Cinergy’s preferred trust securities, which were issued in December 2001.

Income Taxes

Income taxes expense decreased for Cinergy and CG&E for the year ended December 31, 2002, as compared to 2001.  This decrease was primarily due to the decrease in taxable income.  Also contributing to Cinergy’s decrease were tax credits associated with the production and sale of synthetic fuel beginning July 2002.  PSI’s income tax expense increased for the year ended December 31, 2002, as compared to 2001, mainly due to the increase in taxable income.

Discontinued Operations

In 2002, Cinergy sold and/or classified as held for sale, several non-core investments.  Pursuant to Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-lived Assets (Statement 144), these investments have been classified as discontinued operations in our financial statements.  See Note 15 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for further information.

Cumulative Effect of a Change in Accounting Principle

Cinergy recognized a Cumulative effect of a change in accounting principle of approximately $11 million (net of tax) as a result of an impairment charge for goodwill related to the implementation of Statement 142.  See Note 14 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for further information.

ULH&P

The Results of Operations discussion for ULH&P is presented only for the year ended December 31, 2002, in accordance with General Instruction I(2)(a).

Electric and gas margins and net income for ULH&P for the year ended December 31, 2002 and 2001, were as follows:

	ULH&P
	2002	2001
	(in thousands)

Electric gross margin	$67,122	$79,398
Gas gross margin	34,820	36,740
Net income	12,150	35,924

Electric Gross Margins

Electric operating revenues decreased for the year ended December 31, 2002, as compared to 2001, primarily due to the recognition of revenues in 2001 which were previously deferred subject to refund in connection with a 2000 retail rate filing with the KPSC.  A settlement was reached in May 2001, allowing ULH&P to retain these revenues. Partially offsetting this decrease in revenues was an increase in sales attributable to warmer than normal weather.

Electricity purchased from parent company for resale increased for the year ended December 31, 2002, as compared to 2001, due primarily to a new wholesale power contract with CG&E that became effective in January 2002.  This five-year agreement is a negotiated fixed-rate contract that replaced the previous cost of service based contract that expired on December 31, 2001.

Gas Gross Margins

Gas operating revenues decreased for the year ended December 31, 2002, as compared to 2001.  This decrease is primarily due to lower price received per mcf.  The lower price reflects a substantial decrease in the wholesale gas commodity cost.  Partially offsetting the decrease in gas revenues was an increase in ULH&P’s base rates approved by the KPSC in January 2002 (see “ULH&P Gas Rate Case” in “Results of Operations - Future”).

Gas purchased expenses decreased for the year ended December 31, 2002, as compared to 2001, due to lower prices paid per mcf.  The wholesale gas commodity cost is passed directly to the retail customer dollar-for-dollar under the gas cost recovery mechanism that is mandated under state law.

Operation and Maintenance

Operation and maintenance expense increased for the year ended December 31, 2002, as compared to 2001, due primarily to higher transmission costs associated with the new wholesale power contract with CG&E that became effective in January 2002.

2001 RESULTS OF OPERATIONS - HISTORICAL

Summary of Results

Electric and gas gross margins and net income for Cinergy, CG&E, and PSI for the years ended December 31, 2001 and 2000 were as follows:

	Cinergy(1)		CG&E and subsidiaries		PSI
	2001	2000	2001	2000	2001	2000
	(in thousands)

Electric gross margin	$2,222,693	$2,220,084	$1,215,385	$1,183,816	$942,530	$959,541
Gas gross margin	258,368	267,304	199,665	224,633	—	—
Net income	442,279	399,466	326,654	266,820	162,333	135,398

(1)        The results of Cinergy also include amounts related to non-registrants.

Diluted earnings per share for the year ended December 31, 2001, was $2.75 as compared to $2.50 for the year ended December 31, 2000.  Included in 2000 results were previously reported one-time charges totaling $.11 per share related to a tentative agreement reached with the EPA and a limited early retirement program (LERP) offered to employees during 2000.

The increase in 2001 earnings was primarily attributable to increased electric gross margins within Energy Merchant Business Unit’s (Energy Merchant) origination, marketing and trading segment, and reduced operating expenditures.  Partially offsetting this increase were lower electric gross margins within our regulated operations, mainly driven by mild weather and a slowed economy, and increased depreciation and interest expenses associated with new investments.  Gas gross margins decreased for the year ended December 31, 2001, as compared to 2000, primarily as a result of mild weather.

The explanations below follow the line items on the Statements of Income for Cinergy, CG&E, and PSI.  However, only the line items that varied significantly from prior periods are discussed.

Electric Operating Revenues

	Cinergy(1)			CG&E and subsidiaries			PSI
	2001	2000	% Change	2001	2000	% Change	2001	2000	% Change
	(in millions)

Retail	$2,691	$2,692	—	$1,444	$1,482	(3)	$1,247	$1,210	3
Wholesale	542	401	35	140	97	44	301	271	11
Transportation	3	—	—	3	—	—	—	—	—
Other	80	52	54	64	31	—	26	31	(16)
Total	$3,316	$3,145	5	$1,651	$1,610	3	$1,574	$1,512	4

(1)          The results of Cinergy also include amounts related to non-registrants.

Electric operating revenues for Cinergy, CG&E, and PSI increased for the year ended December 31, 2001, as compared to 2000, mainly due to an increase in volumes and average price per MWh realized on non-firm wholesale transactions related to energy marketing and trading activities.  Non-firm power is power without a guaranteed commitment for physical delivery.

Gas Operating Revenues

	Cinergy(1)			CG&E and subsidiaries
	2001	2000	% Change	2001	2000	%Change
	(in millions)

Retail	$547	$429	28	$547	$429	28
Wholesale	61	52	17	—	—	—
Transportation	40	56	(29)	40	56	(29)
Other	8	3	—	9	6	50
Total	$656	$540	21	$596	$491	21

(1)     The results of Cinergy also include amounts related to non-registrants.

Gas operating revenues for Cinergy and CG&E increased for the year ended December 31, 2001, as compared to 2000, primarily as a result of CG&E’s increase in retail gas revenues.

CG&E’s retail gas revenues increased primarily due to a higher price received per mcf sold.  This increase was partially offset by a decrease in retail gas sales resulting from warmer weather during the fourth quarter of 2001.  The higher price reflects a substantial increase in the wholesale gas commodity cost during the first six months, which is passed directly to the retail customer dollar-for-dollar under the gas cost recovery mechanism that is mandated by state law.  Retail sales also increased and transportation sales decreased due to transportation customers (customers who purchase gas directly from other suppliers) returning to full gas service (customers who purchase gas and utilize the transportation services of CG&E).

Operating Expenses

	Cinergy(1)			CG&E and subsidiaries			PSI
	2001	2000	% Change	2001	2000	% Change	2001	2000	% Change
	(in millions)

Fuel	$813	$778	4	$332	$344	(3)	$459	$425	8
Purchased and exchanged power	281	147	91	104	82	27	173	127	36
Gas purchased	397	273	45	397	266	49	—	—	—
Operation and maintenance	1,013	1,112	(9)	442	492	(10)	413	464	(11)
Depreciation	374	342	9	187	181	3	149	141	6
Taxes other than income taxes	228	268	(15)	174	208	(16)	50	57	(12)
Total	$3,106	$2,920	6	$1,636	$1,573	4	$1,244	$1,214	2

(1)     The results of Cinergy also include amounts related to non-registrants.

Fuel

Fuel represents the cost of coal, natural gas, and oil that is used to generate electricity.  The following table details the changes to fuel expense from the year ended December 31, 2000, to the year ended December 31, 2001:

	Cinergy(1)	CG&E	PSI
	(in millions)

2000 fuel expense	$778	$344	$425

Increase (Decrease) due to changes in:
Price of fuel	47	22	25
Deferred fuel cost	33	2	31
MWh generation	(58)	(36)	(22)
Other	13	—	—

2001 fuel expense	$813	$332	$459

(1)     The results of Cinergy also include amounts related to non-registrants.

Purchased and Exchanged Power

Purchased and exchanged power expense for Cinergy, CG&E, and PSI increased for the year ended December 31, 2001, as compared to 2000, primarily due to an increase in purchases of non-firm wholesale power, reflecting higher sales volumes and higher prices paid per MWh.

Gas Purchased

Gas purchased expense for Cinergy and CG&E increased for the year ended December 31, 2001, as compared to 2000, primarily due to higher prices paid per mcf during the first six months of 2001.  CG&E’s wholesale gas commodity cost is passed directly to the retail customer dollar-for-dollar under the gas cost recovery mechanism that is mandated by state law.

Operation and Maintenance

Operation and maintenance expense for Cinergy, CG&E, and PSI decreased for the year ended December 31, 2001, as compared to 2000, due in part to one-time charges related to a tentative agreement reached with the EPA in late 2000 and the LERP offered during 2000, as part of a corporate restructuring initiative.  Cinergy’s and CG&E’s decrease is also attributable to a sale of emission allowances, due to decreased electric generation, and Cinergy’s and PSI’s decrease reflects the reduction in amortization of demand-side management costs, resulting from the expiration of the agreement in May 2000.

Depreciation

Depreciation expense for Cinergy increased for the year ended December 31, 2001, as compared to 2000.  This increase was primarily attributable to the acquisition of additional depreciable plant, including investments in peaking generation.

Taxes Other Than Income Taxes

Taxes other than income taxes expense for Cinergy, CG&E, and PSI decreased for the year ended December 31, 2001, as compared to 2000, primarily due to reduced property tax expense and other tax changes associated with deregulation in Ohio.

Miscellaneous – Net

Miscellaneous - net increased for Cinergy, CG&E, and PSI for the year ended December 31, 2001, as compared to 2000, due in part to gains associated with the demutualization of one of our medical insurance carriers.  Cinergy’s and PSI’s increase also reflects income associated with capitalized financing costs of PSI’s pollution control projects.

Interest

Interest expense for Cinergy increased for the year ended December 31, 2001, as compared to 2000, mainly due to debt issuances principally associated with the acquisition of additional peaking generation.  Partially offsetting this increase was a decrease in short-term interest rates.

Income Taxes

Income taxes expense for Cinergy, CG&E, and PSI increased for the year ended December 31, 2001, as compared to 2000, primarily due to an increase in taxable income.

Discontinued Operations

In 2002, Cinergy sold and/or classified as held for sale, several non-core investments resulting in a reclassification of those investments as discontinued operations.  See Note 15 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for further information.

MD&A - RESULTS OF OPERATIONS - FUTURE

FUTURE EXPECTATIONS/TRENDS

In the “Future Expectations/Trends” section, we discuss electric and gas industry developments, market risk sensitive instruments and positions, inflation, and accounting matters.  Each of these discussions will address the current status and potential future impact on our results of operations and financial condition.

ELECTRIC INDUSTRY

The utility industry has traditionally operated as a regulated monopoly but is transitioning to an environment of increased wholesale and retail competition.  Regulatory and legislative decisions being made at the federal and state levels are aimed at promoting customer choice and are shaping this transition.  Customer choice provides the customer with the ability to select an energy supplier (the company that generates or supplies the commodity) in an open and competitive marketplace.  In particular, the FERC issued a Notice of Proposed Rulemaking (NOPR) proposing significant changes to enhance wholesale competition and create more customer options, among other initiatives.

The events and circumstances with California, Enron Corp. (Enron), and others, are significantly influencing the transition to increased wholesale and retail competition.  In 2002, wholesale electric markets were characterized by lower prices, decreased liquidity, and the near evaporation of mid- to long-term markets.  Developers cancelled turbine orders and abandoned existing power projects.  Several trading operations announced plans to curtail or exit their wholesale trading activities.  Credit rating agencies downgraded many industry participants.  In this period of unprecedented change and uncertainty, energy industry participants are re-evaluating their strategies and business models.

Wholesale Market Developments

FERC NOPR on “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design”

In July 2002, the FERC issued a NOPR on “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design” that proposed significant changes, intended by FERC, to enhance wholesale competition, enable efficient transmission system development, provide correct pricing signals for investment in transmission and generation facilities, and create more customer options.  Market monitoring and market power mitigation proposals are also critical parts of the proposals for standardized power market rules.  As part of this process, the FERC proposes to amend its regulations under the Federal Power Act, to modify the pro-forma open access transmission tariff established under the FERC’s Order No. 888.  FERC proposes to require all public utilities with open access transmission tariffs to file modifications to their tariffs to implement its proposed standardized transmission services and standardized wholesale electric market design.  On November 15, 2002, Cinergy submitted initial NOPR comments to the FERC as part of this proceeding, generally supporting the FERC’s pro-competitive goals but suggesting modifications and sensitivity to some regional differences.  Pursuant to FERC’s procedural directives, Cinergy anticipates filing additional comments on this NOPR with the FERC in the first quarter of 2003.

The FERC issued a news release on January 13, 2003, stating its intention to issue an additional document on this NOPR in April 2003.  The FERC also indicated that it would seek comments on the new document from interested parties.  As a result, it is likely that the original timeline included in the NOPR will be delayed.  Cinergy continues to evaluate this NOPR, but at this time, cannot determine the impact to either its financial position or results of operations.

FERC NOPR on New Standards of Conduct Regulations

In September 2001, the FERC issued a NOPR proposing to promulgate new standards of conduct regulations that would apply, uniformly, to natural gas pipelines and transmitting public utilities.  The FERC is proposing to adopt one set of standards of conduct to govern the relationships between regulated transmission providers and all their energy affiliates, broadening the definition of an affiliate covered by the standards of conduct from the more narrow definition in the existing regulations.  At this time, we are unable to predict either the outcome of this proceeding or its effect on Cinergy.

Supply-side Actions

In December 2001, the IURC approved PSI’s plan for converting its Noblesville generating station from coal to natural gas, which will increase the electric generating capacity at the plant from approximately 100 megawatts (MW) to 300 MW.  The conversion is expected to be completed in June 2003.  In addition to increasing capacity, upon completion of the project, overall emissions to the environment will be reduced.  Also, in December 2001, PSI filed a petition with the IURC to acquire the Butler County, Ohio and Henry County, Indiana peaking plants from subsidiaries of Capital & Trading.  In December 2002, the IURC approved PSI’s purchase of the two plants, and on February 4, 2003, the FERC issued an order approving the transfer.  See “Transfer of Generating Assets to PSI” for additional information.

Demand-side Actions

Pursuant to Ohio’s customer choice legislation enacted in 2001, four percent of CG&E’s residential customers and 23 percent of CG&E’s non-residential retail customers, in terms of annual energy consumption, had switched electric suppliers as of December 31, 2002.  CG&E currently has no plans to replace these customers by acquiring new retail customers, although CG&E reserves the flexibility to replace load in the wholesale market, to the extent it chooses.  For a further discussion on Ohio deregulation, see “Retail Market Developments” in this section.

In July 2002, we experienced record peak loads of 11,133 MW, 5,265 MW, and 6,088 MW for Cinergy, CG&E, and PSI, respectively.  Cinergy and CG&E subsequently set new record peak loads of 11,305 MW and 5,311 MW, respectively, in August 2002.  We met customer demands with our own supply and planned purchases from other regional electric suppliers.

Retail Market Developments

Currently, regulatory and legislative initiatives shaping the transition to a competitive retail market are the responsibilities of the individual states.  Many states, including Ohio, have enacted electric utility deregulation legislation.  In general, these initiatives have sought to separate the electric utility service into its basic components (generation, transmission, and distribution) and offer each component separately for sale.  This separation is referred to as unbundling of the integrated services.  Under the customer choice initiatives in Ohio, we continue to transmit and distribute electricity; however, the customer can purchase electricity from any available supplier, and we are compensated through a transportation charge.  The following sections further discuss the current status of federal and state energy policies and deregulation legislation in the states of Ohio, Indiana, and Kentucky, each of which includes a portion of our service territory.

Federal Update

Energy Bill

President Bush, in conjunction with the work of an inter-agency energy task force headed by Vice President Richard Cheney, developed a number of recommendations to address the energy security needs of America.  The U.S. House of Representatives passed its version of energy security legislation (H.R. 4) in 2001, and the U.S. Senate passed its version (S. 517) on April 25, 2002.  After significant debate, the bill died in a conference committee because differences could not be resolved.  While the Bush Administration has urged Congress to take up similar legislation during 2003, it is unclear how quickly Congress will move to enact a bill.  Last year’s versions of the energy bill included a provision to repeal the PUHCA, which Cinergy supported.  It is likely that early versions of the energy bill will include PUHCA repeal, but it is too early to determine if an energy bill with electricity provisions will pass Congress this year.

Clear Skies Legislation

At the end of the 107th Congress, President Bush requested the introduction of legislation that would create a clear roadmap for environmental laws, allowing the nation to meet air goals but providing certainty for electric utilities with coal-fired power.  That legislation is expected to be re-introduced in this session of Congress, and President Bush, in his 2003 State of the Union address, expressed that passage of his Clear Skies legislation was a top priority.  Cinergy has been a promoter of this legislation, as it will create a clear roadmap of its environmental requirements while providing the time necessary to make required environmental improvements.

The importance of Clear Skies legislation is that it would replace unpredictable environmental regulations with set targets and timetables, allowing the industry adequate time to access needed capital and build environmental improvement projects.  Clear Skies legislation would seek an overall 70 percent improvement in emissions from power plants over a phased-in reduction schedule beginning in 2010 and stretching to 2018.  The leaders of the U.S. Senate Environmental Committee have promised to consider the legislation early in 2003; however, timing for consideration is less certain with the U.S. House of Representatives.  Therefore, the prospects for passage of the Clear Skies legislation are unclear.

Ohio

In July 1999, Ohio Governor Robert Taft signed Amended Substitute Senate Bill No. 3 (Electric Restructuring Bill), beginning the transition to electric deregulation and customer choice for the state of Ohio.  The Electric Restructuring Bill created a competitive electric retail service market effective January 1, 2001.  The legislation provides for a market development period that began January 1, 2001 and ends no later than December 31, 2005.

In May 2000, CG&E reached a stipulated agreement with the PUCO staff and various other interested parties with respect to its proposal to implement electric customer choice in Ohio effective January 1, 2001.  In August 2000, the PUCO approved CG&E’s stipulation agreement.  Subsequently, two parties filed applications for rehearing with the PUCO.  In October 2000, the PUCO denied these applications.  One of the parties appealed to the Ohio Supreme Court in the fourth quarter of 2000, and CG&E subsequently intervened in that case.  In April 2002, the Ohio Supreme Court affirmed the PUCO’s stipulated agreement with CG&E with respect to implementing electric customer choice.  The Ohio Supreme Court ruling leaves CG&E’s transition plan entirely intact.

Under CG&E’s transition plan, retail customers continue to receive transportation services from CG&E but may purchase electricity from another supplier.  Retail customers that purchase electricity from another supplier receive shopping credits from CG&E.  The shopping credits generally reflect the costs of electric generation included in CG&E’s frozen rates.  However, shopping credits for the first 20 percent of electricity usage in each customer class to switch suppliers, are higher than CG&E’s electric generation costs in order to stimulate the development of the competitive retail electric service market.

CG&E recovers its regulatory assets and other transition costs through a Regulatory Transition Charge (RTC) paid by all retail customers.  As the RTC is collected from customers, CG&E amortizes the deferred balance of regulatory assets and other transition costs.  A portion of the RTC collected from customers is recognized currently as a return on the deferred balance of regulatory assets and other transition costs and as reimbursement for the difference in the shopping credits provided to customers and the wholesale revenues from switched generation.  The ability of CG&E to recover its regulatory assets and other transition costs is dependent on several factors, including, but not limited to, the level of CG&E’s electric sales, prices in the wholesale power markets, and the amount of customer switching to other electric suppliers.

On January 10, 2003, CG&E filed an application with the PUCO for approval of a methodology to establish how market-based rates for non-residential customers will be determined when the market development period ends.  In the filing, CG&E seeks to establish a market-based standard service offer rate for non-residential customers that do not switch suppliers, and a process for establishing the competitively-bid generation service option required by the Electric Restructuring Bill.  As of December 31, 2002, more than 20 percent of the load in each of CG&E’s non-residential customer classes has switched to other electric suppliers.  Under its transition plan, CG&E may end the market development period for those classes of customers once 20 percent switching has been achieved; however, PUCO approval of the standard service offer rate and competitive bidding process is required before the market development period can be ended.  CG&E is not requesting to end the market development period for non-residential customers at this time.  CG&E is unable to predict the outcome of this proceeding.

A FERC order, that was effective April 2002, allowed Cinergy to jointly dispatch the regulated generating assets of PSI in conjunction with the deregulated generating assets of CG&E.  The order also authorizes the transfer of the CG&E generating assets to a non-regulated affiliate.  However, Cinergy has determined that it can realize the benefits of the new joint dispatch agreement without transferring CG&E’s generation assets, and therefore Cinergy does not plan to transfer CG&E’s generating assets to a non-regulated affiliate in the foreseeable future.  For further discussion of the joint dispatch agreement, see “Termination of Operating Agreement”.

Indiana

In 2002, Indiana lawmakers anticipated the creation of an Energy Policy Commission to assist in the creation of a comprehensive energy plan.  However, no such commission was formed and, as a result, there are no current plans for electric deregulation in Indiana.

Kentucky

Throughout 1999, a special Kentucky Electricity Restructuring Task Force (Task Force), convened by the Kentucky legislature, studied the issues of electric deregulation.  In January 2000, the Task Force issued a final report to Kentucky Governor Paul Patton recommending that lawmakers wait until the 2002 General Assembly before considering any deregulation that would open the state’s electric industry to competition.  The state legislature did not take any action in 2002 to move Kentucky towards electric deregulation.

Other States

At the end of 2000, approximately one half of the states and the District of Columbia had adopted deregulation plans.  However, recent events are significantly influencing political and legislative activity.  At the end of 2001, eight of the states decided to delay or suspend their deregulation activities.  No additional states adopted deregulation plans during 2002.

Other

Under generally accepted accounting principles (GAAP), CG&E, PSI, and ULH&P apply the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (Statement 71) to the applicable rate-regulated portions of their businesses.  The provisions of Statement 71 allow CG&E, PSI, and ULH&P to capitalize (record as a deferred asset) costs that would normally be charged to expense.  These costs are classified as regulatory assets in the accompanying financial statements, and the majority have been approved by regulators for future recovery from customers through our rates.  As of December 31, 2002, our operating companies have approximately $1 billion of net regulatory assets, of which more than 90 percent has been approved for recovery.

Except with respect to the generation assets of CG&E, as of December 31, 2002, our operating companies continue to meet each of the criteria required for the application of Statement 71.  However, to the extent other states implement deregulation legislation, the application of Statement 71 will need to be reviewed.  Based on our operating companies’ current regulatory orders and the regulatory environment in which they currently operate, management believes the future recovery of regulatory assets recognized in the accompanying Balance Sheets, as of December 31, 2002, is probable.  See Note 1(c) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for a further discussion of our regulatory assets.

Midwest ISO

Historical

As part of the effort to create a competitive wholesale power marketplace, the FERC approved the formation of the Midwest ISO during 1998.  In that same year, Cinergy agreed to join the Midwest ISO in preparation for meeting anticipated changes in the FERC regulations and future deregulation requirements.  The Midwest ISO was established as a non-profit organization to maintain functional control over the combined transmission systems of its members.

On December 15, 2001, the Midwest ISO initiated startup of its operations with the provision of a variety of support or stand alone services to its transmission owning members.  The Midwest ISO achieved full startup, including implementation of tariff administration, on February 1, 2002.  Although the Midwest ISO continues to develop, modify, and enhance its various operating practices, it has assumed functional control of the transmission systems of its member companies, including the Cinergy utilities.  This transfer of control was implemented without significant impact on the operations of Cinergy’s transmission systems.

FERC Orders

In December 2001, the FERC approved the proposal of the Midwest ISO to become the first FERC-approved Regional Transmission Organization (RTO) and denied a similar proposal from the Alliance Regional Transmission Organization (Alliance RTO) on the basis that the proposal lacked sufficient scope.  The FERC encouraged the former Alliance RTO companies to explore joining the Midwest ISO.  Certain former Alliance RTO companies have joined or announced intent to join the Midwest ISO.  The remaining former Alliance RTO companies have announced that they will join the PJM Interconnection, LLC (PJM).

In its July 17, 2002 open meeting and subsequent orders, the FERC reaffirmed its expectation that the Midwest ISO and PJM implement a common wholesale market between them by October 1, 2004.  FERC also imposed more immediate deadlines upon the Midwest ISO, PJM, and various other parties to establish certain protocols, including the elimination of pancaked transmission rates between the Midwest ISO and PJM, necessary to establish a “virtual” single regional transmission organization among the Midwest ISO and PJM companies.  Pancaked transmission rates are multiple transmission charges imposed for a single transaction crossing between multiple transmission providers.  As part of the FERC orders, the FERC has opened an investigation, under Section 206 of the Federal Power Act (Section 206), into the justness and reasonableness of the “through and out” transmission rates of the Midwest ISO and PJM.  Cinergy is participating in the Section 206 hearing, along with the other transmission owners who are members, or potential members, of the Midwest ISO or PJM.  Pursuant to an order issued in July 2002, the FERC indicated that it plans to issue a decision by July 31, 2003.  As part of this proceeding, Cinergy is advocating the removal of pancaked transmission rates between the Midwest ISO and PJM, including all of the former Alliance RTO companies, as well as lost revenue recovery for transmission owners who are affected by the removal of the pancaked transmission rates.  At this time, Cinergy cannot determine the impact of either the FERC orders or the related Section 206 investigation upon either our financial position or results of operations.

In related activity, the FERC issued an order in December 2001, in response to protests of the Midwest ISO’s proposed methodology related to the calculation of its administrative adder fees for the services it provides.  Cinergy and a number of other parties filed protests to the proposed methodology, suggesting, among other things, that the methodology was inconsistent with the transmission owners’ prior agreement with the Midwest ISO and selectively allowed only independent transmission companies to choose which unbundled administrative adder services they wished to purchase from the Midwest ISO.  A partial settlement was reached in the FERC proceeding, resolving the issues addressed by Cinergy’s protest in a manner favorable to Cinergy.  Most active parties in the FERC proceeding filed comments in support of the settlement.  The only contested issue under the settlement involved an agreed upon deferred accounting and regulatory asset mechanism to be established as a backstop to guard against any under-recovery of assessed administrative fees in retail ratemaking proceedings.  The settlement agreement was neither approved nor denied approval by the FERC by December 31, 2002.  Cinergy anticipates that the settlement will need to be renegotiated in early 2003 and resubmitted to the FERC for approval.  Cinergy also anticipates that the Midwest ISO transmission members will reach a similar settlement with the Midwest ISO, and that such agreement will be approved by the FERC without material change.

In late 2001 and early 2002, the FERC issued its Opinion No. 453 and 453-A ordering, among other things, that transmission service for bundled retail customers (i.e., customers who cannot select an alternative energy provider) shall be provided under the Midwest ISO’s open access transmission tariff, and that the Midwest ISO’s charges for its administrative services shall apply to bundled retail customers.  PSI and other parties have appealed these orders to the U.S. Court of Appeals for the District of Columbia Circuit, challenging the application of the Midwest ISO’s tariff, and the Midwest ISO’s charges for its administrative services to bundled retail customers.  PSI cannot predict either when the court will issue its opinion in the appeal or the outcome of the appeal.

On November 22, 2002, the FERC issued an order conditionally approving the Midwest ISO’s recovery of costs associated with the establishment of financial transmission rights, and the development of energy markets within the Midwest ISO’s operating area.  The FERC’s order suspended the proposed rates and made them effective November 25, 2002, subject to refund, and set for a hearing the issues identified below.  The FERC’s order expressed the expectation that the Midwest ISO’s board of directors will guard against any unreasonable costs being incurred by the Midwest ISO.  The Midwest ISO had proposed to assess a withdrawal/exit fee on any transmission owner member who withdraws from the Midwest ISO for its proportionate share of any unrecovered deferred costs.  The Midwest ISO transmission owners, including Cinergy, filed a protest with the FERC, challenging the cost allocation and the implementation of an exit fee within the Midwest ISO proposal.  The FERC subsequently set these issues for a hearing.

In July 2002, the FERC issued a NOPR that proposed significant changes to the electricity wholesale market.  At this time, we are unable to determine the impact of the NOPR on the Midwest ISO and Cinergy.  See “FERC NOPR on ‘Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design’” for further discussion.

State Regulatory Agencies Filings

This past summer, PSI and the other investor-owned transmission companies in Indiana who are members of the Midwest ISO, requested approval from the IURC to defer, for subsequent recovery from their respective Indiana retail electric customers, the applicable costs incurred by the companies for administrative services provided by the Midwest ISO.

The actual costs for 2002 were approximately $6 million and $3 million for PSI and CG&E, respectively, and are deferred on their respective Balance Sheets as of December 31, 2002.  A settlement was reached between the Indiana Office of the Utility Consumer Counselor, PSI, and the other parties to the IURC proceeding providing for the requested rate and deferred accounting treatment.  The settlement was approved by the IURC on December 11, 2002.  PSI anticipates that its recovery of these deferred amounts will commence with the IURC’s order in PSI’s upcoming retail electric rate case.  For the market development period, CG&E is authorized to recover these costs in Ohio through its regulatory transition plan.

Significant Rate Developments

PSI Retail Rate Case

In December 2002, PSI filed a petition with the IURC seeking approval of a base retail electric rate increase.  PSI’s proposed increase reflects an average increase of approximately 16 to 19 percent over PSI’s current retail electric rates.  If approved by regulators, PSI estimates the rate request will become effective in early 2004.  PSI plans to file initial testimony in this case in March 2003.  An IURC decision is expected in the first quarter of 2004.

Transfer of Generating Assets to PSI

In December 2001, PSI filed a petition with the IURC requesting approval, under Indiana’s Power Plant Construction Act, to acquire the Butler County, Ohio and Henry County, Indiana peaking plants from their current owners, subsidiaries of Capital & Trading, to address its need for increased generating capacity.  In September 2002, PSI reached a settlement agreement with various parties, authorizing PSI to purchase the two peaking plants.  In December 2002, the IURC issued an order approving the settlement agreement and providing state authorization to transfer the plants.

In September 2002, PSI and the applicable Capital & Trading subsidiaries filed applications with the SEC under the PUHCA and the FERC, under the Federal Power Act, requesting authorization for the transfer.  However, in October 2002, the SEC notified PSI that the transaction is exempt from the SEC’s jurisdiction under the PUHCA, and accordingly, PSI and the Capital & Trading subsidiaries withdrew the SEC application.  In October 2002, several parties intervened and filed protests in the proceeding before the FERC, opposing the transfer.  Cinergy timely filed an answer to these protests.

On February 4, 2003, the FERC issued an order, under Section 203 of the Federal Power Act, authorizing PSI’s proposed acquisition of the Henry County, Indiana and Butler County, Ohio gas-fired peaking power plants.  This action was the final regulatory approval needed for the transfer, which occurred on February 5, 2003.

On January 8, 2003, the IURC issued an order authorizing PSI to defer post-in-service depreciation and carrying costs associated with these peaking plants and PSI’s Noblesville generating station until the costs are reflected in PSI’s base rates after a rate case.  Pursuant to Statement of Financial Accounting Standards No. 92, Regulated Enterprises-Accounting for Phase-in Plans (Statement 92), the equity component of allowance for funds used during construction (AFUDC) will not be deferred for financial reporting.  Also, PSI is allowed to retain off-system sales profits associated with the three plants but will be required to credit such off-system sales profits (other than 50 MWs of Henry County capacity committed to wholesale) to customers from January 1, 2004 until the effective date of PSI’s next retail base rate change.  See “Supply-side Actions” for additional detail.

Purchased Power Tracker

In May 1999, PSI filed a petition with the IURC seeking approval of a Tracker.  This request was designed to provide for the recovery of costs related to purchases of power necessary to meet native load requirements to the extent such costs are not recovered through the existing fuel adjustment clause.

A hearing was held before the IURC in February 2001, to determine whether it was appropriate for PSI to continue the Tracker for future periods.  In April 2001, a favorable order was received extending the Tracker for two years, through the summer of 2002.  PSI is authorized to seek recovery of 90 percent of its purchased power expenses through the Tracker (net of the displaced energy portion recovered through the fuel recovery process and net of the mitigation credit portion), with the remaining 10 percent deferred for subsequent recovery in PSI’s next general rate case.  In March 2002, PSI filed a petition with the IURC seeking approval to extend the Tracker process beyond the summer of 2002.  A hearing was held on January 16, 2003.  We cannot predict the outcome of this proceeding at this time.

In June 2002, PSI also filed a petition with the IURC seeking approval of the recovery through the Tracker of its actual summer 2002 purchased power costs.  A hearing on this matter is scheduled for the first quarter of 2003.

2002 Purchased Power Costs

In May 2002, the IURC approved a settlement agreement between PSI, the IURC staff, and the Indiana Office of the Utility Consumer Counselor pertaining to PSI’s 2002 purchased power arrangements.  This agreement allowed PSI to purchase the output of the Henry County, Indiana and Butler County, Ohio peaking plants through December 31, 2002.  The parties also agreed to not challenge the recovery of costs for the purchase of power from these plants, as well as the costs of additional summer 2002 purchases needed for reliability purposes, through PSI’s Tracker and fuel recovery mechanism.  Before PSI can begin recovering its summer 2002 purchased power costs through its Tracker, however, it must obtain an order authorizing such from the IURC in PSI’s summer 2002 Tracker case.  The hearing relating to PSI’s summer 2002 Tracker case is scheduled for the first quarter of 2003.  If approved, recovery of PSI’s summer 2002 purchased power costs via the Tracker will likely begin in the second quarter of 2003 and extend over a 12 month period.

We have $27 million of 2002 purchased power costs deferred for recovery at December 31, 2002.  Of the $27 million, $24 million has been requested through the Tracker, and the recovery of the remaining $3 million will be requested in PSI’s next retail rate case.

The transfer of the Henry County, Indiana and Butler County, Ohio peaking plants to PSI will decrease PSI’s need for purchased power by a like amount.  However, PSI will continue to have purchased power requirements and will continue to seek IURC approval to utilize its Tracker to recover the costs of such purchases.

Termination of Operating Agreement

Upon consummation of the merger between CG&E and PSI Resources, Inc. in 1994, an operating agreement entered into between CG&E, PSI, and Services was filed with and approved by the FERC.  This agreement was established to provide for the coordinated planning and operation of the two regulated entities’ generation and transmission systems.

In October 2000, CG&E, PSI, and Services filed a notice of termination of the operating agreement with the FERC.  The reason for the termination filing was that, with the introduction of deregulation in the State of Ohio, the companies no longer share the common characteristics that formed the basis for the operating agreement.  In December 2000, the FERC ruled that the companies have the contractual right to terminate the operating agreement.  Additionally, the FERC established a termination effective date of May 22, 2001, and set a May 1, 2001, hearing date on the issue of the reasonableness of termination.

Certain parties appealed the FERC’s December 2000 decision.  In March 2001, the IURC initiated an investigation proceeding into the termination of the operating agreement.  In May 2001, the parties to the FERC proceeding reached a settlement resolving termination issues and certain compensation and damage issues.  The settlement agreement was approved by the FERC in June 2001 and delayed the termination of the existing operating agreement until a new successor agreement has been approved by the FERC.

In August 2001, the parties to both the IURC investigation proceeding and the previous FERC proceeding entered into two complementary settlement agreements.  Both agreements addressed, among other things, the terms and conditions of a proposed new joint generation operating agreement and a proposed new joint transmission operating agreement.  The IURC settlement agreement was approved by the IURC in September 2001.  Both the IURC and the FERC settlement agreements were conditioned upon FERC acceptance of the proposed successor agreements.  Cinergy filed the successor agreements with the FERC in October 2001 and in March 2002, the FERC approved the successor agreements.  The successor agreements allow Cinergy to jointly dispatch the regulated generating assets of PSI in conjunction with the deregulated generating assets of CG&E.  Under these agreements, transfers of power between PSI and CG&E are generally priced at market rates.  The successor agreements were implemented effective in April 2002.

PSI Fuel Adjustment Charge

PSI defers fuel costs that are recoverable in future periods subject to IURC approval under a fuel recovery mechanism.  In June 2001, the IURC issued an order in a PSI fuel recovery proceeding,

disallowing approximately $14 million of deferred costs.  On June 26, 2001, PSI formally requested that the IURC reconsider its disallowance decision.  In August 2001, the IURC indicated that it would reconsider its decision.  In August 2002, the IURC issued its final ruling allowing PSI to fully recover the $14 million.

In June 2001, PSI filed a petition with the IURC requesting authority to recover $16 million in under billed deferred fuel costs incurred from March 2001 through May 2001.  The IURC approved recovery of these costs subject to refund pending the findings of an investigative sub-docket.  The sub-docket was opened to investigate the reasonableness of, and underlying reasons for, the under billed deferred fuel costs.  A hearing was held in July 2002, and we anticipate a decision in the first quarter of 2003.

CWIP Ratemaking Treatment for NOX Equipment

During the third quarter of 2001, PSI filed an application with the IURC requesting CWIP ratemaking treatment for costs related to NOX equipment currently being installed at certain PSI generation facilities.  CWIP ratemaking treatment allows for the recovery of carrying costs on the equipment during the construction period.  PSI filed its case-in-chief testimony in January 2002.  In July 2002, the IURC approved the application allowing PSI to commence CWIP ratemaking treatment for its NOX equipment investments made through December 31, 2001.  Initially this rate adjustment will result in approximately a one percent increase in customer rates.  Under the IURC’s CWIP rules, PSI may update its CWIP tracker at six-month intervals.  The IURC’s July order also authorized PSI to defer, for subsequent recovery, post-in-service depreciation and to continue the accrual for AFUDC.  Pursuant to Statement 92, the equity component of AFUDC will not be deferred for financial reporting.

In October 2002, PSI filed its first six-month CWIP tracker update with the IURC requesting approximately $11 million of additional revenue associated with investments made January 1, 2002, through June 30, 2002, for NOX emission reduction equipment.  The IURC authorized the recovery of these incremental expenditures in an order issued on January 29, 2003.  The cumulative annual revenue to be recovered under this tracker is $28 million.

GAS INDUSTRY

ULH&P Gas Rate Case

In the second quarter of 2001, ULH&P filed a retail gas rate case with the KPSC seeking to increase base rates for natural gas distribution services and requesting recovery through a tracking mechanism of the costs of an accelerated gas main replacement program with an estimated capital cost of $112 million over the next 10 years.  A hearing on this matter was held in November 2001 and an order was issued in January 2002.  In the order, the KPSC authorized a base rate increase of $2.7 million, or 2.8 percent overall, to be effective on January 31, 2002.  In addition, the KPSC authorized ULH&P to implement the tracking mechanism to recover the costs of the accelerated gas main replacement program for an initial period of three years, with the possibility of renewal for the full 10 years.  Per the terms of the order, the tracking mechanism will be set annually.  The first filing was made in March 2002 and was approved by the KPSC in an order issued in August 2002.  ULH&P filed an application for a certificate for public convenience and necessity with the KPSC in November 2002, to do cast iron and bare steel main replacement work in 2003 at an estimated cost of $14.1 million.  The Kentucky Attorney General (Attorney General) has appealed the KPSC’s approval of the tracking mechanism to the Franklin Circuit Court (Court) and has also appealed the KPSC’s August 2002 order approving the new tracking mechanism rates.  The KPSC’s August 2002 order requires ULH&P to maintain records of the revenues collected under the tracking mechanism to enable ULH&P to refund such revenues, in case the Attorney General’s appeal is upheld and the KPSC orders a refund.  Amounts collected to date under this tracking mechanism are not material.  ULH&P filed an application for rehearing with the KPSC in September 2002, in which ULH&P requested that the KPSC eliminate this requirement.  In October 2002, the KPSC issued an order granting ULH&P’s application for rehearing in part.  The KPSC’s order clarified that ULH&P must maintain its records of the revenues collected under the tracking mechanism in case a refund is ordered at a later date; however, the KPSC’s order stated that it will not address the issue of whether to order a refund unless the Court rules that the KPSC lacked the requisite authority to approve the tracking mechanism.  As a result, ULH&P will not record these revenues as subject to refund unless the Court so rules.  At the present time, ULH&P cannot predict the outcome of this litigation.

CG&E Gas Rate Case

In the third quarter of 2001, CG&E filed a retail gas rate case with the PUCO seeking to increase base rates for natural gas distribution service and requesting recovery through a tracking mechanism of the costs of an accelerated gas main replacement program with an estimated capital cost of $716 million over the next 10 years.  CG&E entered into a settlement agreement with most of the parties and a hearing on this matter was held in April 2002.  An order was issued in May 2002, in which the PUCO approved the settlement agreement and authorized a base rate increase of approximately $15 million, or 3.3 percent overall, to be effective on May 30, 2002.  In addition, the PUCO authorized CG&E to implement the tracking mechanism to recover the costs of the accelerated gas main replacement program, subject to certain rate caps that increase in amount annually through May 2007, through the effective date of new rates in CG&E’s next retail gas rate case.  The PUCO’s order was not appealed.  In the fourth quarter of 2002, CG&E filed an application to increase its rates under the tracking mechanism by approximately $8 million or 2.4 percent.  The PUCO is investigating the application and CG&E expects that the increase will become effective in May 2003.

Gas Prices

While natural gas prices remained moderate for most of 2002, prices began to escalate during the fourth quarter.  We expect prices to continue to rise throughout the 2002/2003 winter season.  Price movement will be driven by the effects of weather conditions, availability of supply, and changes in demand and storage inventories.  Currently, neither CG&E nor ULH&P profit from changes in the cost of gas.  Natural gas purchase costs are passed directly to the customer dollar-for-dollar under the gas cost recovery mechanism that is mandated under state law.

In March 2002, ULH&P filed an application with the KPSC requesting approval of a gas procurement-hedging program designed to mitigate the effects of gas price volatility on customers.  In June 2002, the KPSC approved the pilot program for the 2002/2003 heating season, subject to certain restrictions.  The approved hedging program allows the pre-arranging of between 0-65 percent of winter heating season base load gas requirements.  ULH&P made advance arrangements for approximately 23 percent of its winter 2002/2003 base load requirements under the program.

In July 2001, CG&E filed an application with the PUCO requesting approval of its gas procurement-hedging program.  This request was subsequently denied.  However, in denying CG&E’s request for pre-approval of a hedging program, the PUCO order provided clarification that prudently incurred hedging costs are a valid component of CG&E’s gas purchasing strategy.  As a result, CG&E has hedged approximately 30 percent of its winter 2002/2003 base load requirements.  CG&E will seek PUCO approval for its hedging program on an after the fact basis.  At this time, we cannot predict the outcome of this request.

CG&E and ULH&P use primarily fixed price forward contracts and contracts with a ceiling and floor on the price.  These contracts employ the normal purchases and sales exemption, and do not involve Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activity (Statement 133), hedges.

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

Energy Commodities Sensitivity

The transactions associated with Energy Merchant’s energy marketing and trading activities give rise to various risks, including market risk.  Market risk represents the potential risk of loss from adverse changes in market price of electricity or other energy commodities.  As Energy Merchant continues to develop its energy marketing and trading business (and due to its substantial investment in generation assets), its exposure to movements in the price of electricity and other energy commodities may become greater.  As a result, we may be subject to increased future earnings volatility.

The energy marketing and trading activities of Energy Merchant principally consist of Marketing & Trading’s natural gas marketing and trading operations, Cinergy Global Trading Limited’s (Global Trading) European natural gas and power trading operations, and CG&E’s and PSI’s power marketing and trading operations.  In April 2002, CG&E and PSI executed a new joint operating agreement whereby new power marketing and trading contracts of the participants since April 2002 are originated on behalf of CG&E.  See the “Termination of Operating Agreement” section for additional information.

Our domestic operations market and trade over-the-counter (an informal market where the buying/selling of commodities occurs) contracts for the purchase and sale of electricity (primarily in the Midwest region of the U.S.), natural gas, and other energy-related products.  In addition, our domestic operations also market and trade natural gas and other energy-related products on the New York Mercantile Exchange.  Global Trading’s operations trade over-the-counter contracts for the purchase and sale of natural gas and electricity (both primarily in the United Kingdom).  Global Trading also trades natural gas on the International Petroleum Exchange.

Many of the contracts in both the accrual and trading portfolios commit us to purchase or sell electricity, natural gas, and other energy-related products at fixed prices in the future.  The majority of the contracts in the natural gas and other energy-related product portfolios are financially settled contracts (i.e., there is no physical delivery related with these items).  In addition, Energy Merchant also markets and trades over-the-counter option contracts.  The use of these types of commodity instruments is designed to allow Energy Merchant to:

•    manage and economically hedge contractual commitments;

•    reduce exposure relative to the volatility of cash market prices;

•    take advantage of selected arbitrage opportunities; and

•    originate customized transactions with municipalities and end-use customers.

Energy Merchant structures and modifies its net position to capture the following:

•    expected changes in future demand;

•    seasonal market pricing characteristics;

•    overall market sentiment; and

•    price relationships between different time periods and trading regions.

At times, a net open position is created or is allowed to continue when Energy Merchant believes future changes in prices and market conditions may possibly result in profitable positions.  Position imbalances can also occur due to the basic lack of liquidity in the wholesale power market.  The existence of net open positions can potentially result in an adverse impact on our financial condition or results of operations.  This potential adverse impact could be realized if the market price of electric power does not react in the manner or direction expected.  Cinergy’s Risk Management Control Policy contains limits associated with the overall size of net open positions for each trading operation and for Cinergy in total.

Value at Risk (VaR)

Energy Merchant measures the market risk inherent in the trading portfolio employing VaR analysis and other methodologies, which utilize forward price curves in electric power and natural gas markets to quantify estimates of the magnitude and probability of future value changes related to open contract positions.  VaR is a statistical measure used to quantify the potential change in fair value of the trading portfolio over a particular period of time, with a specified likelihood of occurrence, due to market movement.  Energy Merchant, through some of our non-regulated subsidiaries, markets physical natural gas and electricity and trades derivative commodity instruments which are usually settled in cash including: forwards, futures, swaps, and options.  Any transaction, whether settled physically or financially, that is included in our fair value power and gas accounting results is included in the VaR calculation.

Our VaR is reported based on a 95 percent confidence interval, utilizing a one-day holding period.  This means that on a given day (one-day holding period) there is a 95 percent chance (confidence level) that our trading portfolio will not change more than the stated amount.  Our VaR model uses the variance-covariance statistical modeling technique and historical volatilities and correlations over the past 21-trading day period.  During 2002, Cinergy revised the sample horizon used for calculating historical volatility and correlation for power prices from 200 trading days to 21 trading days.  This revision was made to be consistent with the calculation methodology used for natural gas and to comply with the common practice in the industry of using a 21-trading day sample period for power.  The 2001 VaR information included in the chart below has not been restated to reflect this change.  The average VaR for 2001 was calculated using a simple quarterly average.  The 2002 average VaR was calculated using an average of trading days over the entire year.  The high and low VaR for 2001 were based on quarterly VaR calculations.  The high and low VaR for 2002 were based on an entire year of trading day calculations.  The market prices used to calculate VaR are obtained from exchanges and over-the-counter markets when available, established pricing models and other factors including market volatility, the time value of money, and location differentials.  The VaR for Cinergy’s trading portfolio is presented in the table below:

VaR Associated with Energy Trading Contracts

	2002		2001
	(dollars in millions)
	Trading VaR	Percentage of Operating Income	Trading VaR	Percentage of Operating Income

95% confidence level, one-day holding period, one-tailed December 31	$1.6	0.2%	$ 6.0	0.6%
Average for the twelve months ended December 31	2.1	0.3	7.8	0.8
High for the twelve months ended December 31	3.7	0.5	11.9	1.3
Low for the twelve months ended December 31	0.5	0.1	4.9	0.5

Changes in Fair Value

The changes in fair value of the energy risk management assets and liabilities for Cinergy, CG&E, and PSI for the years ended December 31, 2002 and 2001 are presented in the table below:

	Change in Fair Value
	2002			2001
	Cinergy(1)	CG&E	PSI	Cinergy(1)	CG&E	PSI
	(in millions)

Fair value of contracts outstanding at the beginning of period:	$18	$28	$(7)	$(78)	$(40)	$(40)

Inception value of new contracts when entered(2)	6	5	1	29	18	11

Changes in fair value attributable to changes in valuation techniques and assumptions(3)	14	6	9	10	—	—

Other changes in fair value(4)	89	26	5	53	17	(11)

Option premiums paid/(received)	20	1	—	15	—	—

Contract reclassifications(5)	14	18	5	—	—	—

Contract acquisition(6)	(16)	—	—	—	—	—

Contracts settled	(70)	(42)	(13)	(11)	33	33

Fair value of contracts outstanding at end of period	$75	$42	$—	$18	$28	$(7)

(1)             The results of Cinergy also include amounts related to non-registrants.

(2)             Represents fair value, recognized in income, attributable to long-term, structured contracts, primarily in power, which is recorded on the date a deal is signed.  These contracts are primarily with end-use customers or municipalities that seek to limit their risk to power price volatility.  While caps and floors often exist in such contracts, the amount of power supplied can vary from hour to hour to mirror the customers’ load volatility.  See “Accounting Changes” for additional information regarding inception gains.

(3)             Represents changes in fair value recognized in income, caused by changes in assumptions used in calculating fair value or changes in modeling techniques.

(4)             Represents changes in fair value, recognized in income, primarily attributable to fluctuations in price.  This amount includes both realized and unrealized gains on energy trading contracts.

(5)             Includes reclassifications of the settlement value of contracts that have been terminated as a result of counterparty non-performance to Non-Current Liabilities-Other.  These contracts no longer have price risk and are therefore not considered energy trading contracts.

(6)             Capital & Trading acquired a portfolio of gas contracts and inventory in July 2002.  This amount represents the fair value of net Energy risk management liabilities assumed.  There was no inception gain or loss recognized at the date of acquisition.

The following table presents the expected maturity of the Energy risk management assets and Energy risk management liabilities as of December 31, 2002 for Cinergy, CG&E, and PSI:

	Fair Value of Contracts at December 31, 2002
	Maturing				Total Fair Value
Source of Fair Value(1)	2003	2004-2005	2006-2007	Thereafter
	(in millions)
Cinergy(2)
Prices actively quoted	$33	$(23)	$—	$—	$10

Prices based on models and other valuation methods	23	26	7	9	65

Total	$56	$3	$7	$9	$75

CG&E
Prices actively quoted	$(3)	$(13)	$—	$—	$(16)

Prices based on models and other valuation methods	12	23	6	17	58

Total	$9	$10	$6	$17	$42

PSI
Prices actively quoted	$(4)	$(10)	$—	$—	$(14)

Prices based on models and other valuation methods	5	6	3	—	14

Total	$1	$(4)	$3	$—	$—

(1)             Active quotes are considered to be available for two years for standard electricity transactions and three years for standard gas transactions.  Non-standard transactions are classified based on the extent, if any, of modeling used in determining fair value.  Long-term transactions can have portions in both categories depending on the tenor.

(2)             The results of Cinergy also include amounts related to non-registrants.

Concentrations of Credit Risk

Credit risk is the exposure to economic loss that would occur as a result of nonperformance by counterparties, pursuant to the terms of their contractual obligations.  Specific components of credit risk include counterparty default risk, collateral risk, concentration risk, and settlement risk.

Trade Receivables and Physical Power Portfolio

Our concentration of credit risk with respect to trade accounts receivable from electric and gas retail customers is limited.  The large number of customers and diversified customer base of residential, commercial, and industrial customers significantly reduces our credit risk.  Contracts within the physical portfolio of power marketing and trading operations are primarily with the traditional electric cooperatives and municipalities and other investor-owned utilities.  At December 31, 2002, we believe the likelihood of significant losses associated with credit risk in our trade accounts receivable or our physical power portfolio is remote.

Energy Trading Credit Risk

Cinergy’s extension of credit for energy marketing and trading is governed by a Corporate Credit Policy.  Written guidelines document the management approval levels for credit limits, evaluation of creditworthiness, and credit risk mitigation procedures.  Exposures to credit risks are monitored daily by the Corporate Credit Risk function.  As of December 31, 2002, approximately 96 percent of the credit exposure related to energy trading and marketing activity was with counterparties rated Investment Grade or the counterparties’ obligations were guaranteed by a parent company or other entity rated Investment Grade.  No single non-investment grade counterparty accounts for more than one percent of our total credit exposure.  Energy commodity prices can be extremely volatile and the market can, at times, lack liquidity.  Because of these issues, credit risk is generally greater than with other commodity trading.

In December 2001, Enron filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York.  We decreased our trading activities with Enron in the months prior to its bankruptcy filing.  We intend to resolve any contract differences pursuant to the terms of those contracts, business practices, and the applicable provisions of the Bankruptcy Code, as approved by the court.  While we cannot predict the resolution of these matters, we do not believe that any exposure relating to those contracts would have a material impact on our financial position or results of operations.

We continually review and monitor our credit exposure to all counterparties and secondary counterparties.  If appropriate, we may adjust our credit reserves to attempt to compensate for increased credit risk within the industry.  Counterparty credit limits may be adjusted on a daily basis in response to changes in a counterparty’s financial status, or public debt ratings.

Financial Derivatives

Potential exposure to credit risk also exists from our use of financial derivatives such as currency swaps, foreign exchange forward contracts, interest rate swaps, and treasury locks.  Because these financial instruments are transacted with highly rated financial institutions, we do not anticipate nonperformance by any of the counterparties.

Risk Management

We manage, on a portfolio basis, the market risks in our energy marketing and trading transactions subject to parameters established by our Risk Policy Committee.  Our market and credit risks are monitored by the Global Risk Management function to ensure compliance with stated risk management policies and procedures.  The Global Risk Management function operates independently from the business units and other corporate functions, which originate and actively manage the market risk exposures.  Policies and procedures are periodically reviewed to ensure their responsiveness to changing market and business conditions.  Credit risk mitigation practices include requiring parent company guarantees, various forms of collateral, and the use of mutual netting/closeout agreements.

Exchange Rate Sensitivity

Cinergy has exposure to fluctuations in exchange rates between the U.S. dollar and the currencies of foreign countries where we have investments.  When it is appropriate we will hedge our exposure to cash flow transactions, such as a dividend payment by one of our foreign subsidiaries.

Interest Rate Sensitivity

Our net exposure to changes in interest rates primarily consists of short-term debt instruments (including net money pool borrowings) and certain pollution control debt.  The following table reflects the different instruments used and the method of benchmarking interest rates, as of December 31, 2002:

	Interest Benchmark			2002
				(in millions)

Short-term Bank Loans/Commercial Paper/Money Pool	•	Short-term Money Market	Cinergy	$521
	•	Commercial Paper	CG&E and subsidiaries	—
		Composite Rate(2)	PSI	138
	•	LIBOR(1)	ULH&P	14

Pollution Control Debt	•	Daily Market	Cinergy	147
	•	Auction Rate	CG&E and subsidiaries	112
			PSI	35

(1)             London Inter-Bank Offered Rate (LIBOR)

(2)             30-day Federal Reserve “AA” Industrial Commercial Paper Composite Rate

The weighted-average interest rates on the above instruments at December 31, were as follows:

2002

Short-term Bank Loans/Commercial Paper	1.9%
Money Pool	1.3%
Pollution Control Debt	1.8%

At December 31, 2002, forward yield curves project an increase in applicable short-term interest rates over the next five years.

The following table presents principal cash repayments, by maturity date and other selected information, for each registrant’s long-term fixed-rate debt, other debt, and capital lease obligations as of December 31, 2002:

	Expected Maturity Date
Liabilities	2003	2004	2005		2006	2007	There- after	Total	Fair Value
	(in millions)
Cinergy
Long-term Debt(1)	$176	$812	$201	(4)(5)	$328	$367	$2,088	$3,972	$4,166
Weighted-average interest rate(2)	6.2%	5.6%	6.8%		6.7%	7.6%	6.2%	6.3%

Other(3)	$15	$3	$3		$7	$7	$263	$298	$315
Weighted-average interest rate(2)	6.7%	5.9%	6.0%		5.3%	5.4%	6.3%	6.3%

Capital Leases
Fixed-rate leases	$4	$4	$4		$4	$5	$22	$43	$43
Interest rate(2)	5.8%	5.8%	5.8%		5.7%	5.7%	5.2%	5.5%

CG&E and subsidiaries
Long-term Debt(1)	$120	$110	$150	(5)	$—	$100	$1,212	$1,692	$1,745
Weighted-average interest rate(2)	6.3%	6.5%	6.9%			6.9%	6.1%	6.2%

Capital Leases
Fixed-rate leases	$2	$2	$2		$3	$3	$13	$25	$25
Interest rate(2)	5.7%	5.7%	5.7%		5.7%	5.6%	5.1%	5.4%

PSI
Long-term Debt(1)	$56	$2	$51	(4)	$328	$267	$676	$1,380	$1,481
Weighted-average interest rate(2)	5.9%	6.0%	6.5%		6.7%	7.8%	6.4%	6.7%

Capital Leases
Fixed-rate leases	$1	$2	$2		$2	$2	$9	$18	$18
Interest rate(2)	5.9%	5.9%	5.9%		5.8%	5.8%	5.2%	5.6%

ULH&P
Long-term Debt(1)	$20	$—	$—		$—	$—	$55	$75	$79
Weighted-average interest rate(2)	6.1%						7.3%	7.0%

Capital Leases
Fixed-rate leases	$—	$—	$1		$1	$1	$3	$6	$6
Interest rate(2)			5.9%		5.8%	5.8%	5.3%	5.6%

(1)             Long-term Debt includes amounts reflected as long-term debt due within one year.

(2)             The weighted-average interest rate is calculated as follows:  (1) for Long-term Debt and Other, the weighted-average interest rate is based on the interest rates at December 31, 2002 of the debt that is maturing in the year reported; and (2) for Capital Leases, the weighted-average interest rate is based on the average interest rate of the lease payments made during the year reported.

(3)             Long-term Debt related to investments under Global Resources.

(4)             Includes 6.50% Debentures due August 1, 2026, reflected as maturing in 2005, as the interest rate resets on August 1, 2005.

(5)             Includes 6.90% Debentures due June 1, 2025, reflected as maturing in 2005, as the debentures are putable to CG&E at the option of the holders on June 1, 2005.

Our current policy in managing exposure to fluctuations in interest rates is to maintain approximately 30 percent of the total amount of outstanding debt in floating interest rate debt instruments.  In maintaining this level of exposure, we use interest rate swaps.  Under the swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed upon notional amount.  CG&E has an outstanding interest rate swap agreement that decreased the percentage of floating-rate debt.  Under the provisions of the swap, which has a notional amount of $100 million, CG&E pays a fixed-rate and receives a floating-rate through October 2007.  This swap qualifies as a cash flow hedge under the provisions of Statement 133.  As the terms of the swap agreement mirror the terms of the debt agreement that it is hedging, we anticipate that this swap will continue to be effective as a hedge.  Changes in fair value of this swap are recorded in Accumulated other comprehensive income (loss), beginning with our adoption of Statement 133 on January 1, 2001.  Cinergy Corp. has three outstanding interest rate swaps with a combined notional amount of $250 million.  Under the provisions of the swaps, Cinergy Corp. will receive fixed-rate interest payments and pay floating-rate interest payments through September 2004.  These swaps qualify as fair value hedges under the provisions of Statement 133.  We anticipate that these swaps will continue to be effective as hedges.  See Note 1(l) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information on financial derivatives.  In the future, we will continually monitor market conditions to evaluate whether to modify our level of exposure to fluctuations in interest rates.

INFLATION

We believe that the recent inflation rates do not materially impact our financial condition.  However, under existing regulatory practice for all of PSI, ULH&P, and the non-generating portion of CG&E, only the historical cost of plant is recoverable from customers.  As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

ACCOUNTING MATTERS

Critical Accounting Policies

Preparation of financial statements and related disclosures in compliance with GAAP requires the use of assumptions and estimates.  In certain instances, the application of GAAP requires judgments regarding future events, including the likelihood of success of particular initiatives, legal and regulatory challenges, and anticipated recovery of costs.  Therefore, the possibility exists for materially different reported amounts under different conditions or assumptions.  The following discusses relevant accounting policies and should be read in conjunction with the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data”.

Fair Value Accounting for Energy Marketing and Trading

We use fair value accounting for energy trading contracts, which is required, with certain exceptions, by Statement 133.  Short-term contracts used in our trading activities are generally priced using exchange based or over-the-counter price quotes.  Long-term contracts typically must be valued using model pricing due to the lack of actively quoted prices.  The period for which actively quoted prices are available varies by commodity and pricing point, but is generally shorter for electricity than gas.  Use of model pricing requires estimation surrounding factors such as volatility and future price expectations beyond the actively quoted portion of the price curve.  In addition, some contracts do not have fixed notional amounts and therefore must be valued using estimates of volumes to be consumed by the counterparty.  See “Changes in Fair Value” for additional information.

We measure these risks by using complex valuation tools, both external and proprietary, which allow us to model prices for periods for which active quotes are unavailable.  These models are dynamic and are continuously updated with the most recent data to improve estimates of future expectations.  We measure risks for contracts that do not contain fixed notional amounts by obtaining historical data and projecting expected consumption.  These models incorporate expectations surrounding the impacts that weather may play in future consumption.  The results of these measures assist us in managing such risks within our portfolio.  We also have a Corporate Risk Management function within Cinergy that is independent of the marketing and trading function and is under the oversight of a risk policy committee comprised primarily of senior company executives.  This group provides an independent evaluation of both forward price curves and the valuation of energy contracts.  See “Value at Risk” for additional information.

There is inherent risk in valuation modeling given the complexity and volatility of energy markets.  Fair value accounting has risk, including its application to short-term contracts, as gains and losses recorded through its use are not yet realized.  Therefore, it is possible that results in future periods may be materially different as contracts are ultimately settled.

For financial reporting purposes, assets and liabilities associated with energy trading transactions accounted for using fair value are reflected on the Balance Sheets as Energy risk management assets current and non-current and Energy risk management liabilities current and non-current, classified as current or non-current pursuant to each contract’s tenor.  Net gains and losses resulting from revaluation of contracts during the period are recognized currently in the Statements of Income.

Retail Customer Revenue Recognition

Our retail revenues include amounts that are not yet billed to customers.  Customers are billed throughout the month as both gas and electric meters are read.  We recognize revenues for retail energy sales that have not yet been billed, but where gas or electricity has been consumed.  This is termed “unbilled revenue” and is a widely recognized and accepted practice for utilities.  In making our estimates of unbilled revenue we use complex systems that consider various factors, including weather, in our calculation of retail customer consumption at the end of each month.  Given the use of these systems and the fact that customers are billed monthly, we believe it is unlikely that materially different results will occur in future periods when revenue is billed.  Related receivables are sold under the accounts receivable sales agreement and therefore are not reflected on our Balance Sheets.  See Note 6 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information.

The amount of unbilled revenues for Cinergy, CG&E, PSI, and ULH&P as of December 31, 2002, 2001, and 2000 were as follows:

	2002	2001	2000
	(in millions)

Cinergy	$153	$172	$231
CG&E and subsidiaries	89	104	153
PSI	64	68	78
ULH&P	15	18	26

Regulatory Accounting

PSI, CG&E, and ULH&P are regulated utility companies.  Except with respect to the electric generation-related assets and liabilities of CG&E, the companies apply the provisions of Statement 71.  In accordance with Statement 71, regulatory actions may result in accounting treatment different from that of non-rate regulated companies.  The deferral of costs (as regulatory assets) or accrual of refund obligations (as regulatory liabilities) may be appropriate when the future recovery of such costs or making of refunds is probable.  In assessing probability, we consider such factors as regulatory precedent and the current regulatory environment.  To the extent recovery of costs is no longer deemed probable, related regulatory assets would be required to be recognized in current period earnings.

At December 31, 2002, regulatory assets totaled $605 million for CG&E (including $5 million for ULH&P) and $418 million for PSI.  Current rates include the recovery of $598 million for CG&E and $360 million for PSI.  Of the $58 million not yet approved for recovery by PSI, $42 million relates to reorganization costs incurred in connection with the merger with CG&E.  Deferral of these costs for subsequent recovery was previously authorized by the IURC.  PSI will request recovery of these costs in its rate testimony expected to be filed in March 2003.  Should the IURC deny recovery of those costs, a charge to current period earnings would be required.  See Note 1(c) of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional detail regarding regulatory assets.

Pension and Other Postretirement Benefits

Cinergy’s reported costs of providing pension and other postretirement benefits (as described in Note 9 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data”) are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience.

Pension costs associated with Cinergy’s defined benefit pension plans, for example, are impacted by employee demographics (including age, compensation levels, and employment periods), the level of contributions we make to the plan, and earnings on plan assets.  Changes made to the provisions of the plan may impact current and future pension costs.  Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

In accordance with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (Statement 87), changes in pension obligations associated with the above factors may not be immediately recognized as pension costs on the income statement, but may be deferred and amortized in the future over the average remaining service period of active plan participants to the extent that Statement 87 recognition provisions are triggered.  For the years ended December 31, 2002, 2001, and 2000, we recorded pension costs for our defined benefit pension plans (including early retirement program costs recognized in accordance with Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (Statement 88)) of approximately $68 million, $32 million, and $44 million, respectively.

Cinergy’s pension plan assets are principally comprised of equity and fixed income investments.  Differences between actual portfolio returns and expected returns may result in increased or decreased pension costs in future periods.  Likewise, changes in assumptions regarding current discount rates and expected rates of return on plan assets could also increase or decrease recorded pension costs.

In selecting our discount rate assumption we considered rates of return on high-quality fixed-income investments that are expected to be available through the maturity dates of the pension benefits.  In establishing our expected long-term rate of return assumption, we utilize analysis prepared by our investment advisor.  Our expected long-term rate of return on pension plan assets is based on our targeted asset allocation assumption of 60 percent equity investments and 40 percent fixed income investments.  Our 60 percent equity investment target includes allocations to domestic, international, and emerging markets managers.  Our asset allocation is designed to achieve a moderate level of overall portfolio risk in keeping with Cinergy’s desired risk objective.  We regularly review our asset allocation and periodically rebalance our investments to our targeted allocation as appropriate.

We base our determination of pension cost on a market-related valuation of assets that reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual fair value of assets.

Based on our assumed long-term rate of return of 9 percent, discount rate of 6.75 percent, and various other assumptions, we estimate that our pension costs associated with our defined benefit pension plans will increase from $29 million (excluding Statement 88 costs) in 2002 to approximately $53 million in 2003.  Modifying the expected long-term rate of return on our pension plan assets by .25 percent would change pension costs for 2003 by approximately $2 million.  Modifying the discount rate assumption by .25 percent would change 2003 pension costs by approximately $3 million.

Other postretirement benefit costs are impacted by employee demographics, per capita claims costs, and health care cost trend rates.  Other postretirement benefit costs may also be significantly affected by changes in key actuarial assumptions, including the discount rates used in determining the accumulated postretirement benefit obligation and the postretirement benefit costs.  In accordance with Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (Statement 106), changes in postretirement benefit obligations associated with these factors may not be immediately recognized as postretirement benefit costs but may be deferred and amortized in the future over the average remaining service period of active plan participants to the extent that Statement 106 recognition provisions are triggered.  For the years ended December 31, 2002, 2001, and 2000, we recorded other postretirement benefit costs of approximately $29 million, $27 million, and $25 million, respectively, in accordance with the provisions of Statement 106.  Based upon a discount rate of 6.75 percent and various other assumptions, we estimate that our other postretirement benefit costs will increase from $29 million in 2002 to approximately $35 million in 2003.

Impairment of Long-lived Assets

Current accounting standards require long-lived assets be measured for impairment whenever indicators of impairment exist.  If deemed impaired under the standards, assets are written down to fair value with a charge to current period earnings.  As a producer of electricity, Cinergy, CG&E, and PSI are owners of generating plants, which are largely coal-fired.  At December 31, 2002, the carrying value of these generating plants is $4 billion for Cinergy, $2 billion for CG&E and $2 billion for PSI.  As a result of the various emissions and by-products of coal consumption, the companies are subject to extensive environmental regulations and are currently subject to a number of environmental contingencies.  See Note 11 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” for additional information.  While we cannot predict the potential affect the resolution of these matters will have on our financial position or results of operations, we believe that these assets are not impaired.  In making this assessment, we consider such factors as the expected ability to recover additional investment in environmental compliance expenditures, the relative pricing of wholesale electricity in the region, the anticipated demand, and the cost of fuel.  We will continue to evaluate these assets for impairment when events or circumstances indicate the carrying value may not be recoverable.

Accounting Changes

Energy Trading

The EITF has been discussing several issues related to the accounting and disclosure of energy trading activities under EITF 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities (EITF 98-10).  In October 2002, the EITF reached consensus in EITF 02-3 to (a) rescind EITF 98-10, (b) generally preclude the recognition of gains at the inception of new derivatives, and (c) require all realized and unrealized gains and losses on energy trading derivatives to be presented net in the Statements of Income, whether or not settled physically.

The consensus to rescind EITF 98-10 will require all energy trading contracts that do not qualify as derivatives to be accounted for on an accrual basis, rather than at fair value.  The consensus was immediately effective for all new contracts executed after October 25, 2002, and will require a cumulative effect adjustment to income, net of tax, on January 1, 2003, for all contracts executed on or prior to October 25, 2002.  The cumulative effect adjustment, on a net of tax basis, will be a loss of approximately $13 million, which includes primarily the impact of coal contracts accounted for at fair value, gas inventory accounted for at fair value, and certain gas contracts.  We expect the value of these items to be realized when the contracts settle.  The general restriction on recognition of inception gains is not expected to have a material impact on our future financial position or results of operations.

The consensus to require all gains and losses on energy trading derivatives to be presented net in the Statements of Income was effective beginning January 1, 2003, and requires reclassification for all periods presented.  This reclassification resulted in substantial reductions in reported Operating Revenues, Fuel and purchased and exchanged power expense, and Gas purchased expense.  However, Operating Income and Net Income were not affected by this change.  See Note 20 of the "Notes to Financial Statements" in "Item 8.  Financial Statements and Supplementary Data" for additional information on this change in accounting principle.

2002
(in millions)

Cinergy(1)	$4,028
CG&E and subsidiaries	2,154
PSI	1,623

(1)    The results of Cinergy also include amounts related to non-registrants.

Business Combinations and Intangible Assets

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and Statement 142.  Statement 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method.  With the adoption of Statement 142, goodwill and other intangibles with indefinite lives will no longer be subject to amortization.  Statement 142 requires that goodwill be assessed for impairment upon adoption and at least annually thereafter by applying a fair-value-based test, as opposed to the undiscounted cash flow test applied under prior accounting standards.  This test must be applied at the “reporting unit” level, which is not permitted to be broader than the current business segments discussed in Note 16 of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data”.  Under Statement 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so.

We began applying Statement 141 in the third quarter of 2001 and Statement 142 in the first quarter of 2002.  The discontinuance of amortization of goodwill, which began in the first quarter of 2002, was not material to our financial position or results of operations.  We finalized our transition impairment test in the fourth quarter of 2002 and have recognized a non-cash impairment charge of approximately $11 million (net of tax) for goodwill related to certain of our international assets.  This charge reflects a general decline in value of international assets.  Additionally, Cinergy’s combined heat and power plants located in the Czech Republic faced downward pressure in their selling prices for electricity due to the continued restructuring of the market in that country.  In calculating this impairment charge, the fair value of the reporting unit was determined through both discounted cash flow analysis and offers being considered on certain businesses within the reporting unit.  This amount is reflected in Cinergy’s Statements of Income as a Cumulative effect of a change in accounting principle.  While Statement 142 did not require the initial transition impairment test to be completed until December 31, 2002, it requires any transition impairment charge to be reflected as of January 1, 2002.  As such, Note 14 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data” reconciles Net Income and Earnings Per Share from the amounts originally presented in the first quarter of 2002 to the amounts revised for this change.  We will continue to perform goodwill impairment tests annually, as required by Statement 142, or when circumstances indicate that the fair value of a reporting unit has declined significantly.

Asset Retirement Obligations

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (Statement 143), which requires fair value recognition of legal obligations associated with the retirement or removal of long-lived assets at the time the obligations are incurred.  The initial recognition of this liability will be accompanied by a corresponding increase in property, plant, and equipment.  Subsequent to the initial recognition, the liability will be adjusted for any revisions to the expected cash flows of the retirement obligation (with corresponding adjustments to property, plant, and equipment), and for accretion of the liability due to the passage of time (recognized as an operating expense).  Additional depreciation expense will be recorded prospectively for any property, plant, and equipment increases.  We adopted Statement 143 on January 1, 2003.  The impact of adoption on our results of operations will be reflected as a cumulative effect adjustment to income, net of tax.

We currently accrue costs of removal on many long-lived assets through depreciation expense if we believe removal of the assets at the end of their useful life is likely.  The SEC staff has interpreted Statement 143 to disallow the accrual of cost of removal when no obligation exists under Statement 143, even if removal of the asset is likely.  Any amounts currently recorded in Accumulated depreciation must be removed through the cumulative effect adjustment on January 1, 2003.  However, if accruing cost of removal is allowed for ratemaking purposes and Statement

71 is applicable, accumulated cost of removal will not be reversed upon adoption of Statement 143.  Rather, the amount of accrued cost of removal will remain, but will be disclosed in all future periods.  PSI, CG&E, except for its generation assets, and ULH&P expect to continue to accrue costs of removal under Statement 71.

We are finalizing our evaluation of the impact of adopting Statement 143.  However, we have not determined whether its impact will be material pending (a) resolution of certain legal conclusions and (b) final calculations on the amount of accumulated cost of removal to be reversed upon adoption for CG&E’s generation assets.

Derivatives

During 1998, the FASB issued Statement 133.  This standard was effective for Cinergy beginning in 2001, and requires us to record derivative instruments, which are not exempt under certain provisions of Statement 133, as assets or liabilities, measured at fair value (i.e., mark-to-market).  Our financial statements reflect the adoption of Statement 133 in the first quarter of 2001.  Since many of our derivatives were previously required to use fair value accounting, the effects of implementation were not material.

Our adoption did not reflect the potential impact of applying fair value accounting to selected electricity options and capacity contracts.  We had not historically accounted for these instruments at fair value because they were intended as either hedges of peak period exposure or sales contracts served with physical generation, neither of which were considered trading activities.  At adoption, we classified these contracts as normal purchases or sales based on our interpretation of Statement 133 and in the absence of definitive guidance on such contracts.  In June 2001, the FASB staff issued guidance on the application of the normal purchases and sales exemption to electricity contracts containing characteristics of options.  While many of the criteria in this guidance are consistent with the existing guidance in Statement 133, some criteria were added.  We adopted the new guidance in the third quarter of 2001, and the effects of implementation for these contracts were not material to our financial position or results of operations.  We will continue to apply this guidance to any new electricity contracts that meet the definition of a derivative.

In December 2001, the FASB staff revised the current guidance to make the evaluation of whether electricity contracts qualify as normal purchases and sales more qualitative than quantitative.  This new guidance uses several factors to distinguish between capacity contracts, which qualify for the normal purchases and sales exemption, and options, which do not.  These factors include deal tenor, pricing structure, specification of the source of power, and various other factors.  We adopted this guidance in the third quarter of 2002, and its impact was not material to our financial position or results of operations.

In October 2001, the FASB staff released final guidance on the applicability of the normal purchases and sales exemption to contracts that contain a minimum quantity (a forward component) and flexibility to take additional quantity at a fixed price (an option component).  While this guidance was issued primarily to address optionality in fuel supply contracts, it applies to all derivatives (subject to certain exceptions for capacity contracts in electricity discussed in the previous paragraphs).  This guidance concludes that such contracts are not eligible for the normal purchases and sales exemption due to the existence of optionality in the contract.  We adopted this guidance in the second quarter of 2002, consistent with the transition provisions.  Cinergy has certain contracts that contain fixed-price optionality, primarily coal contracts, which we reviewed to determine the impact of this new guidance.  Due to a lack of liquidity with respect to coal markets in our region, we determined that our coal contracts do not meet the net settlement criteria of Statement 133 and thus do not qualify as derivatives.  Given these conclusions, the results of applying this new guidance were not material to our financial position or results of operations.

In May 2002, the FASB issued an exposure draft that would amend Statement 133 to incorporate certain implementation conclusions reached by the FASB staff.  We do not believe the amendments, as currently drafted, will have a material effect on our financial position or results of operations.

Asset Impairment

In August 2001, the FASB issued Statement 144, which addresses accounting and reporting for the impairment or disposal of long-lived assets.  Statement 144 was effective beginning with the first quarter of 2002.  The impact of implementation on our financial position or results of operations was not material.

Exit Activities

In August 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146).  Statement 146 addresses accounting and reporting for the recognition of exit costs, including, but not limited to, one-time employee benefit terminations, contract cancellations, and facility consolidations.  This statement requires that such costs be recognized only when they meet the definition of a liability under GAAP.  However, Statement 146 applies only to exit activities initiated in 2003 and after.  All costs recorded through December 31, 2002, are unaffected by this pronouncement.  The impact of implementation on our financial position or results of operations is not expected to be material.

Accounting for Stock-Based Compensation

We have historically accounted for our stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25).  In July 2002, Cinergy announced that it would adopt Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123) for all employee awards granted or modified after January 1, 2003, and would begin measuring the compensation cost of stock-based awards under the fair value method.  In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (Statement 148), which amends Statement 123 and APB Opinion No. 28, Interim Financial Reporting.  Statement 148 provides alternative methods of transition to Statement 123 and more expanded disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements.  Cinergy adopted Statement 148 on January 1, 2003, and has adopted the transition provisions that require expensing options prospectively in the year of adoption, consistent with the original pronouncement.  Existing awards will continue to follow the intrinsic value method prescribed by APB 25.  The impact of adoption on our financial position and results of operations, assuming award levels and fair values similar to past years, is not material.  This change will primarily impact the accounting for stock options and other performance based awards related to the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan and Cinergy Corp. Employee Stock Purchase and Savings Plan.  See Note 2 of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data” for additional information.

Guarantees

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45).  Interpretation 45 addresses accounting and reporting obligations under certain guarantees.  It requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and measurement provisions of Interpretation 45 are applicable to guarantees issued or modified after December 31, 2002.  However, the incremental disclosure requirements in Interpretation 45 are effective for this annual report.  The impact of implementation on our financial position or results of operations is not expected to be material.  For a further discussion of guarantees, see Note 11(b) of the “Notes to Financial Statements” in “Item 8. Financial Statements and Supplementary Data”.

Consolidation of Special Purpose Entities

The FASB issued Interpretation 46 in January 2003.  This interpretation will significantly change the consolidation requirements for SPEs.  We have begun reviewing the impact of this interpretation but have not yet concluded whether consolidation of certain SPEs will be required.  There are two SPEs for which consolidation may be required.  These SPEs have individual power sale agreements to an unrelated third party for approximately 45 MW, ending in 2009, and 35 MW, ending in 2016.  In addition, the SPEs have individual power purchase agreements with Capital & Trading to supply the power.  Capital & Trading also provides various services, including certain credit support facilities.

Cinergy’s quantifiable exposure to loss as a result of involvement with these two SPEs is $28 million, which includes investments in these entities of $3 million and exposure under the capped credit facilities of approximately $25 million.  There is also a non-capped facility, but it can only be called upon in the event the SPE breaches representations, violates covenants, or other unlikely events.

If appropriate, consolidation of all assets and liabilities of these two SPEs, at their carrying values, will be required in the third quarter of 2003.  Approximately $225 million of non-recourse debt would be included in Cinergy’s Balance Sheets upon initial consolidation.  However, the impact on our results of operations would be expected to be immaterial.

Cinergy believes that its accounts receivable sale facility, as discussed in Note 6 of the “Notes to Financial Statements” in “Item 8.  Financial Statements and Supplementary Data”, would remain unconsolidated since it involves transfers of financial assets to a qualifying SPE, which is exempted from consolidation by Statement 140 and this interpretation.

Other Matters

Voluntary Early Retirement Programs (VERP)

Throughout 2002, Cinergy offered various VERP to the following employee groups:

Employee Group	Number of Employees Offered VERP	Number of Employees Elected VERP

Non-union	279	213

Utility Workers Union of America(1)	70	41

International Brotherhood of Electrical Workers #1393 and #1347	75	48

Total	424	302

(1)    Union was formerly named the Independent Utilities Union.

As a result of the employees accepting a VERP in 2002, Cinergy, CG&E, and PSI recorded expenses of approximately $43 million, $19 million (including $3 million related to ULH&P), and $21 million, respectively.

New Business Initiatives

In the third quarter of 2002, Capital & Trading completed an acquisition of a coal-based synthetic fuel production facility which converts coal feedstock into synthetic fuel for sale to a third party.  The cost of this acquisition was approximately $60 million.  The synthetic fuel produced at this facility qualifies for tax credits in accordance with Section 29 of the Internal Revenue Code.  Eligibility for these tax credits expires in 2007.  We anticipate these tax credits will benefit our net income.

Federal Tax Law Changes

In March 2002, President Bush signed into law the Job Creation and Worker Assistance Act of 2002, also known as the Economic Stimulus Package.  The primary benefit to Cinergy is the allowance of additional first-year depreciation deductions for tax purposes, equal to 30 percent of the adjusted tax basis of qualified property.  This provision applies to qualifying additions after September 11, 2001.  The provisions of this bill will not have a material impact on our financial position or results of operations.

Indiana Tax Law Changes

In June 2002, the Indiana Legislature passed a bill, which was signed by the Governor, containing new tax law provisions in Indiana that apply to both utility and non-utility companies with operations in the state.  After review of the new provisions, we do not believe that these changes will materially impact Cinergy or PSI.

PUCO Review of Financial Condition of Ohio Regulated Utilities

In October 2002, as the result of recent financial problems experienced by certain public utility companies and the current state of the economy, the PUCO issued an order initiating a review of the financial condition of the 19 large public utilities (gas, electric, and telecommunication) serving Ohio customers, including CG&E.  The PUCO intends to identify available measures to ensure that the regulated operations of the Ohio public utilities are not adversely impacted by the parent or affiliate companies’ unregulated operations.  The PUCO requested initial comments and reply comments by November 12, 2002, and November 22, 2002, respectively, regarding how the review should be conducted and on the potential measures the PUCO could take to protect the financial condition of the regulated utilities.  CG&E filed comments; however, we cannot predict the outcome of this review at this time.

Shareholder Rights Plan

In July 2000, Cinergy Corp.’s board of directors approved a Shareholder Rights Plan.  Under the plan, each shareholder of record on October 30, 2000, received, as a dividend, a right to purchase from Cinergy Corp. one share of common stock at a price of $100.  The rights were scheduled to expire in October 2010.

As part of its dedication to ensure a leadership position in adopting corporate governance practices that are considered best in class, in August 2002 Cinergy Corp.’s board of directors approved a resolution to accelerate the termination date of the company’s Shareholder Rights Plan.  Under the resolution, the company terminated the plan, effective September 16, 2002.  The company also amended the contract with the plan’s agent and notified the SEC and the New York Stock Exchange of the change.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

Reference is made to the “Market Risk Sensitive Instruments and Positions” section of “Item 7. Management’s Discussion and analysis of Financial Condition and Results of Operations”.